Exhibit 10.15

Execution Version

AMENDED AND RESTATED

CLASS C CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

by and between

American Oncology Network, LLC (the “Company”)

and

GEF AON Holdings Corp. (the “Buyer”),

Dated as of

June 7, 2023

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS		1
1.1	Definitions	1
ARTICLE II – TRANSACTIONS AT THE CLOSING		10
2.1	Purchase and Sale	10
2.2	Closing	10
2.3	Actions of the Company at Closing	10
2.4	Actions of the Buyer at Closing	11
2.5	Additional Closing	11
2.6	Use of Proceeds	12
ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE COMPANY ENTITIES		12
3.1	Capacity, Authority and Consents	12
3.2	Binding Agreement	13
3.3	Title to Purchased Interests	13
3.4	Capitalization	13
3.5	Financial Statements	13
3.6	Licenses and Accreditations	14
3.7	Compliance with Other Instruments	15
3.8	Compliance with Laws	15
3.9	Regulatory Compliance	15
3.10	Compliance Program	16
3.11	HIPAA and Privacy Laws	17
3.12	Material Contracts	18
3.13	Real Property	20
3.14	Title to Properties	21
3.15	Environmental Laws	21
3.16	Insurance	22
3.17	Employee Benefit Plans	22
3.18	Employee Relations	23
3.19	Litigation and Proceedings	23
3.20	Reimbursement Matters	24
3.21	Intellectual Property	25
3.22	Tax Matters	27
3.23	Affiliate Transactions	29
3.24	Absence of Changes	30
3.25	Anti-Corruption and Anti-Bribery Laws	31
3.26	Compliance with Sanctions and Anti-Money Laundering Laws	31
3.27	No Brokerage	32
3.28	Available Information	32
ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE BUYER		32
4.1	Capacity, Authority and Consents	32

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4.2	Binding Agreement	33
4.3	Litigation and Proceedings	33
4.4	No Brokerage	33
4.5	Securities Laws Representations	33
4.6	Sufficiency of Funds	34
4.7	Acknowledgements	34
ARTICLE V – COVENANTS OF THE PARTIES PRIOR TO CLOSING		35
5.1	Access	35
5.2	Operating Covenants	35
5.3	No-Shop Clause	37
5.4	Third Party Consents	37
5.5	Notice of Certain Events	38
5.6	Certain Additional Covenants.	38
5.7	Tax Matters.	39
ARTICLE VI – CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		40
6.1	Representations and Warranties; Covenants	41
6.2	Required Approvals	41
6.3	Actions and Proceedings	41
6.4	Adverse Change	42
6.5	Closing Deliveries	42
ARTICLE VII – CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		42
7.1	Representations and Warranties; Covenants	42
7.2	Actions and Proceedings	42
7.3	Adverse Change	43
7.4	Closing Deliveries	43
ARTICLE VIII – TERMINATION		43
8.1	Termination Prior to Closing	43
ARTICLE IX – INDEMNIFICATION		43
9.1	Indemnification by the Buyer	44
9.2	Indemnification by the Company	44
9.3	Third Party Claims	44
9.4	Direct Claims	45
9.5	Scope of Liability	46
ARTICLE X – GENERAL PROVISIONS		46
10.1	Additional Assurances	46
10.2	Choice of Law; Venue	46
10.3	Waiver of Jury Trial	46
10.4	Benefit, Assignment and Third Party Beneficiaries	47
10.5	Cost of Transaction	47

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10.6	Confidentiality	47
10.7	Public Announcements	48
10.8	Waiver of Breach	48
10.9	Notice	49
10.10	Severability	49
10.11	Interpretation	50
10.12	Entire Agreement, Amendments and Counterparts	50
10.13	Enforcement	51
10.14	Personal Liability	51
10.15	Disclosure Generally	51
10.16	Time of Essence	51

Exhibits:

Exhibit A – Certificate of Designation

Exhibit B – Company LLCA

Exhibit C – Letter Agreement

Exhibit D – Registration Rights Agreement

Exhibit E – Amended Company LLCA

Exhibit F – Amended Business Combination Agreement

Schedules:

Section 3 Disclosure Schedule

Schedule 1.1(kkk)

Schedule 1.1(ttt)

Schedule 4.1(b)(iii)

Schedule 4.4

Schedule 6.2(a)

Schedule 6.2(b)

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AMENDED AND RESTATED

CLASS C CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

This AMENDED AND RESTATED CLASS C CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT (collectively, with all Schedules and Exhibits hereto, this “Agreement”) is entered into as of June 7, 2023 (the “Effective Date”), by and between GEF AON Holdings Corp. (the “Buyer”), American Oncology Network LLC, a Delaware limited liability company (the “Company”) and Digital Transformation Opportunities Corp. (“SPAC”). The Buyer, the Company and the SPAC are collectively referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS,the Buyer and the Company are parties to that certain Class C Convertible Preferred Unit Purchase Agreement, dated as of April 27, 2023 (the “Prior Agreement”).

WHEREAS,the Buyer and the Company desire to amend and restate the Prior Agreement in its entirety to, among other things (1) modify the structure of the closing of the transactions contemplated thereby and (2) cause the SPAC to join the Agreement pursuant to the terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the promises, covenants, representations and warranties hereinafter set forth, the Buyer and the Company hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the Parties further agree as follows:

ARTICLE I – DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms have the following meanings (unless otherwise expressly provided herein):

(a)“Actions” means any pending or threatened claim, cause of action, demand, litigation, action, suit, arbitration, proceeding, right in action, mediation, judgment, order, settlement agreement, search warrant, civil investigative demand, or subpoena, whether known or unknown, that may be alleged or brought by any Person, Governmental Authority or any administrative, arbitration, or governmental proceeding, investigation, audit or inquiry of any nature, civil, criminal, administrative, regulatory or otherwise.

(b)“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) used in the preceding sentence shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the work activities, management or policies of a Person, whether through ownership of securities, the election or appointment of board members, by contract or otherwise.

(c)“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign Law.

(d)“Amended Business Combination Agreement” means that certain Third Amended and Restated Business Combination Agreement, by and between the Company, DTOC Merger Sub, GEF Aon Holdings Corp., and the SPAC, in the form attached hereto as Exhibit F.

(e)“Amended Company LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, in the form attached hereto as Exhibit E.

(f)“Author” has the meaning set for the in Section 3.21(b)

(g)“Balance Sheet Date” has the meaning set forth in Section 3.5.

(h)“Board” has the meaning set forth in Section 2.6.

(i)“Buyer Fundamental Representations” means those representations and warranties of the Buyer contained in Sections 4.1(a), 4.1(b)(i), 4.1(b)(ii)(A), and 4.1(b)(iv) (Capacity, Authority and Consents), Section 4.2 (Binding Agreement), and Section 4.4 (No Brokerage).

(j)“Business Combination” shall have the meaning given in the Business Combination Agreement.

(k)“Business Combination Agreement” means that certain Amended and Restated Business Combination Agreement, by and between the Company, the SPAC, and the other parties thereto, dated January 6, 2023 (including the exhibits and appendices thereto), as may be amended from time to time, including the Amended Business Combination Agreement.

(l)“Business Plan” has the meaning set forth in Section 3.28.

(m)Businesses” means, collectively, the businesses operated by the Company Entities.

(n)“Buyer” has the meaning set forth in the preamble.

(o)“Buyer Indemnified Party” has the meaning set forth in Section 9.2.

(p)“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any other COVID-19 or pandemic-related funding, stimulus, advance, deferral or loan program, and all regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

(q)“Certificate of Designation” means the certificate of designations of the SPAC Preferred Stock, in substantially the form attached hereto as Exhibit A.

(r)“Claim Information” has the meaning set forth in Section 9.3.

(s)“Closing” has the meaning set forth in Section 2.2.

(t)“Closing Date” has the meaning set forth in Section 2.2.

(u)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(v)“Code” means the Internal Revenue Code of 1986, as amended.

(w)“Company” has the meaning set forth in the introductory paragraph.

(x)“Company Entities” means the Company and each Subsidiary of the Company.

(y)“Company Indemnified Parties” has the meaning set forth in Section 9.1.

(z)“Company IP” means all Intellectual Property, proprietary software and other intangible personal property that are owned or purported to be owned by the Company Entities and used in or held for the benefit of the Businesses, including all Intellectual Property, software and other intangible personal property, and all tangible embodiments thereof, and, all trade names used by the Company Entities.

(aa) “Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company, in the form attached hereto as Exhibit B.

(bb)“Company Registered IP” has the meaning set forth in Section 3.21(a).

(cc)“Confidential Information” has the meaning set forth in Section 3.21(f).

(dd)“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Buyer and the Company, dated January 13, 2023.

(ee)“Consent” means, with respect to any Person, any written notice, estoppel, qualification, amendment, modification, extension, approval, authorization, permission or waiver of, or registration, declaration or other action, communication or filing with or exemption by, such Person.

(ff)“Contract” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements relating to the operation of the Businesses to which a Company Entity is a party or by which it or any of the Company Entities are bound, including agreements with payers, physicians and other providers, agreements with health maintenance organizations, independent practice associations, preferred provider organizations and other managed care plans and alternative delivery systems, joint venture and partnership agreements, management, employment, retirement, retention and severance agreements, vendor agreements, real and personal property leases and schedules, maintenance agreements and schedules, agreements with municipalities and labor organizations, and bonds, mortgages and other loan agreements.

(gg)“Cost Reports” means all cost and other reports filed pursuant to the requirements of Government Reimbursement Programs, and similar or successor programs with or for the benefit of Governmental Authorities for payment or reimbursement of amounts due from them.

(hh)“Employee Benefit Plans” means, collectively, each “employee pension benefit plan” and “employee welfare benefit plan” as those terms are defined in Section 3(3) of ERISA (whether or not subject to ERISA), stock option or equity-based compensation, employee stock ownership, employment, deferred compensation, severance pay, leave, vacation, bonus or other incentive agreement, arrangement, plan or policy, currently maintained by, sponsored in whole or in part by, or contributed to by any Company Entity for the benefit of any current or former employees of the Businesses and their respective dependents, spouses, or other beneficiaries and any current or former service providers of the Businesses.

(ii)“Encumbrances” means liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, easements, restrictions, rights of first refusal, options to purchase and other encumbrances (including limitations on pledging or mortgaging any of the Purchased Interests) and Contracts to create in the future any such Encumbrance or suffer any of the foregoing.

(jj)“Enforcement Action” has the meaning set forth in Section 3.25.

(kk)“Environmental Laws” has the meaning set forth in Section 3.15(a).

(ll)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(mm)“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with any Company Entity, is treated as a single employer for any purpose under (i) Section 414(b), (c), (m) or (o) of the Code, or (ii) Section 302 or Title IV of ERISA.

(nn)“FCPA” has the meaning set forth in Section 3.25.

(oo)“Financial Statements” has the meaning set forth in Section 3.5.

(pp)“Fundamental Representations” means those representations and warranties of the Company contained in Section 3.1 (Capacity, Authority and Consents), Section 3.2 (Binding Agreement), Section 3.3 (Title to Purchased Interests), Section 3.4 (Capitalization), Section 3.9 (Regulatory Compliance), Section 3.20 (Reimbursement Matters), Section 3.21 (Intellectual Property), Section 3.22 (Tax Matters), Section 3.25 (Anti-Corruption and Anti-Bribery Laws) and Section 3.26 (Compliance with Sanctions and Anti-Money Laundering Laws).

(qq)“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

(rr)“Governing Documents” means, for the entity in question, that entity’s Articles of Incorporation, Certificate of Formation, Certificate of Limited Partnership, other filings with the applicable Secretary of State, Bylaws, Partnership Agreement, Limited Liability Company Agreement or other similar documents for the governance of the entity.

(ss)“Government Reimbursement Programs” shall mean any programs funded or administered by a Governmental Authority, or contractor(s) thereof, for the purposes of paying for health care services. Such programs shall include, but not be limited to, Medicare, Medicaid, TRICARE, the Civilian Health and Medical Program of the Department of Veterans Affairs, programs administered by the U.S. Department of Labor Employment Standards Administration’s Office of Workers’ Compensation Programs (e.g., administration of claims pursuant to the Black Lung Benefits Act), and similar or successor programs with or for the benefit of designated federal or state residents.

(tt)“Governmental Authority” means any executive, legislative or judicial agency, authority, board, body, commission, court, department, instrumentality or office of any federal, state, city, county, district, municipality, foreign or other government or quasi-government unit or political subdivision.

(uu)“Hazardous Materials” has the meaning set forth in Section 3.15(a).

(vv)“Healthcare Laws” means all relevant state and federal civil or criminal healthcare Laws applicable to the Businesses, including Medicaid (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5), Medicare (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), HIPAA, the exclusion Laws (42 U.S.C. § 1320a-7), or the regulations promulgated pursuant to such Laws, and comparable state Laws, all Laws or precedent relating to the corporate practice of a learned or licensed healthcare profession; all Laws concerning the splitting or sharing of healthcare professional fees; all Laws regarding health record documentation or related record retention requirements, prior authorizations and pre-certifications, or medical necessity; all Laws regarding healthcare professional or entity licensure, qualifications, accreditations, or scope of practice requirements, including the practice of telehealth and healthcare professional supervision.

(ww)“Health Care Service Plan Requirements” has the meaning set forth in Section 3.10(b).

(xx)“Healthcare Professional” has the meaning set forth in Section 3.6(b).

(yy)“HHS” means the U.S. Department of Health and Human Services.

(zz)“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by HITECH Act, altogether with their implementing regulations at 45 C.F.R. Parts 160, 162 and 164.

(aaa)“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act of 2009.

(bbb)“ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks, and the Company Websites) that is used in the Businesses.

(ccc)“Indemnified Party” has the meaning set forth in Section 9.2.

(ddd)“Indemnifying Party” has the meaning set forth in Section 9.3.

(eee)“Insurance Policies” has the meaning set forth in Section 3.16.

(fff)“Intellectual Property” means all intellectual property and similar proprietary rights and related priority rights protected, created or arising in any jurisdiction throughout the world, including all rights in, arising out of, or associated therewith any of the following: (i) trademarks, service marks, trade names, logos, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) works of authorship, copyrights and all registrations and applications for registration thereof; (iii) trade secrets, confidential and proprietary information and know-how; (iv) inventions, discoveries, patents, utility models and all registrations and applications for registration thereof (including provisional applications); (v) internet domain name registrations; and (vi) moral and economic rights of authors and investors, however denominated and where available as a matter of law, together with all rights to sue or make any claims for any past, present, or future infringement, misappropriation or unauthorized use of any of the foregoing rights, and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriation or unauthorized use thereof.

(ggg)“Interim Period” has the meaning set forth in Section 5.1.

(hhh)“IRS” means the Internal Revenue Service.

(iii)“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company IP.

(jjj)“Knowledge” of the Company (and any similar expression, including the expression “the Company’s Knowledge”) means, as to a particular matter, the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the Persons set forth on Schedule 1.1(jjj).

(kkk)“Law” means, with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses, including, but not limited to Healthcare Laws.

(lll)“Leased Real Property” has the meaning set forth in Section 3.13(b).

(mmm)“Losses” has the meaning set forth in Section 9.1.

(nnn)“Material Adverse Change” means any fact, circumstance, condition, change, event or occurrence that is discovered and disclosed following the Prior Agreement Date, regardless of whether such change, event or occurrence actually occurred before, on or after the Prior Agreement Date, that has a material adverse effect on the financial condition, business, prospects or results of operations of the Businesses, or the ability of the Company to consummate the transactions contemplated hereby.

(ooo)“Material Contracts” has the meaning set forth in Section 3.12(a).

(ppp)“PCI DSS” means the Payment Card Industry Data Security Standard.

(qqq)“Partnership Audit” has the meaning set forth in Section 5.7(d).

(rrr)“Permits” means each license, permit, right, franchise, concession, certificate, authorization, consent, certificate of need or other approval of a Governmental Authority owned or held by the Company or relating to the ownership or operations of the Businesses, including applications for, and pending, Permits.

(sss)“Permitted Encumbrances” means (i) those that do not, individually or in the aggregate, materially impair the usefulness or value of the Company Entities, (ii) those for taxes, assessments and governmental charges or levies not yet due or payable or that are being contested in good faith and for which adequate reserves have been established, (iii) restrictions, covenants and easements of record that do not materially interfere with the use of the Leased Real Property for the business being conducted thereon, (iv) mechanic’s, materialman’s and similar statutory liens for sums not yet due and payable or that are being contested in good faith, (v) those related to the Material Contracts, (vi) leases that have been disclosed to the Buyer, (vii) zoning regulations and other Laws affecting the Leased Real Property, (viii) matters arising as a result of the acts or omissions of the Buyer or any of its Affiliates, agents, employees, contractors or representatives, (ix) standard printed exceptions customarily set forth in title reports, title commitments or title policies and, (x) with respect to the Owned Real Property, (A) any easements, rights of way, and use, occupancy and similar restrictions and other similar encumbrances that would be shown by a current title report, title commitment or title policy; and (B) any condition that is shown by a current survey or physical inspection which is not individually or in the aggregate material to the present use of the Owned Real Property, (xi) all matters of record, and (xii) those Encumbrances listed on Schedule 1.1(sss).

(ttt)“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(uuu)“Personal Information” means Protected Health Information, Social Security Numbers, financial account numbers, driver’s license numbers or state identification numbers, or other “personal information” or similar terms such as “personally identifiable information,” as defined by applicable Laws.

(vvv)“Personnel Agreements” has the meaning set forth in Section 3.21(b).

(www)“Per Unit Purchase Price” means $26,431.8753 per unit.

(xxx)“Preferred Payment” has the meaning set forth in Section 2.6.

(yyy)“Preferred Units” means newly issued Preferred Units of the Company under the Amended Company LLCA.

(zzz)“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any period beginning on or prior to the Closing Date and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

(aaaa)“Privacy Laws” means all Laws, to the extent not preempted by HIPAA, that govern the privacy, security, or confidentiality of Personal Information, medical records, or other records generated in the course of providing or paying for health care services. Without limiting the generality of the foregoing, “Privacy Laws” also includes the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended, the Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq., as amended, the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended, the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended, all state law equivalents of and implementing regulations or rulemaking concerning such Laws and all state Personal Information breach notification laws.

(bbbb)“Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103.

(cccc)“Purchase Price” means the aggregate Per Unit Purchase Price for all such Purchased Interests.

(dddd)“Purchased Interests” has the meaning set forth in Section 2.1.

(eeee)“Real Property Leases” has the meaning set forth in Section 3.13(b).

(ffff)“Receiving Party” has the meaning set forth in Section 10.6.

(gggg)“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit D.

(hhhh)“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, accountants, attorneys, consultants, advisors, bankers and other representatives of such Person.

(iiii)“Required Consents” has the meaning set forth in Section 6.2(b).

(jjjj)“Required Governmental Approvals” has the meaning set forth in Section 6.2(a).

(kkkk)“Securities Act” means the Securities Act of 1933, as amended.

(llll)“SPAC LLCA” has the meaning set forth in Section 6.2(c).

(mmmm)“"SPAC Preferred Stock” means the Preferred Stock of the SPAC with rights, preferences and privileges as set forth in the Certificate of Designation.

(nnnn)“Subsidiary” means, with respect to any Person, any business entity of which (i) if the business entity is a corporation, a majority of the total voting power of shares of capital stock or other equity securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if the business entity is a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or other governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

(oooo)“Tax” (and, with correlative meaning, “Taxes”) means: (i) all federal, state, local, non-U.S. and other taxes, charges and assessments, including income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, escheat, unclaimed property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, workers’ compensation, social security, retirement, pension plan or other tax of any nature; and (ii) any deficiencies, or other additions to tax, interest, fines or penalties imposed with respect to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume, succeed to, or be liable for the liability for Taxes of any other Person by Contract, Law or otherwise.

(pppp)“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

(qqqq)“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

(rrrr)“Term Sheet” means that certain Term Sheet for the Sale and Purchase of Class C Convertible Preferred Units of American Oncology Network, LLC, dated as of February 28, 2023.

(ssss)“Termination Date” has the meaning set forth in Section 8.1(a)(ii).

(tttt)“Third Party Claim” has the meaning set forth in Section 9.3.

(uuuu)“Third Party Payor” means Government Reimbursement Programs and any other publicly or privately owned organization or entity authorized to provide health insurance or reimburse for the provision of health care services (including, without limitation, property, casualty, or life insurance covering health benefits), any health maintenance organization, independent practice association, managed care network, accountable care organization or any employer authorized under Law to self-insure its workers’ compensation risk and that pays for or reimburses at least some of the health care expenses of its beneficiaries or workers.

(vvvv)“Transaction Documents” means, collectively, this Agreement and all ancillary agreements contemplated herein or otherwise necessary to effect the transactions contemplated hereby.

(wwww)“Transfer Taxes” has the meaning set forth in Section 5.7(c).

ARTICLE II – TRANSACTIONS AT THE CLOSING

2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, the Company shall, in each case, free and clear of all Encumbrances, except as set forth in the Company LLCA sell, issue and deliver to the Buyer, and the Buyer shall acquire 2,459 Class C Convertible Preferred Units (the “Purchased Interests”), at the Purchase Price, and all of the right, title and interest in and to such Purchased Interests. As consideration for the Purchased Interests, the Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account designated in writing by the Company no less than two (2) business days prior to the Closing Date.

2.2Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests (the “Closing”) shall take place electronically at 5:00 P.M. Eastern Time on (a) the date that is one business day after the date on which all of the conditions to the Closing set forth in Article VI and Article VII are satisfied or waived (other than those conditions which are to be satisfied at the Closing, but subject to such conditions being satisfied at the Closing) or (b) such other date as the Parties may mutually agree upon prior to the closing of the Business Combination (the “Closing Date”). Immediately following the Closing, the Company shall cause its unit ledger to be updated to reflect the sale of the Purchased Interests from the Company to the Buyer and update the Schedule of Members in the Company LLCA (as defined below), and the Buyer shall be admitted as a “Member” of the Company under the Company LLCA. At the Closing, the Company LLCA attached as Exhibit B will be in full force and effect.

2.3Actions of the Company at Closing. At the Closing and unless otherwise waived in writing the Buyer, the Company shall deliver or cause to be delivered to the Buyer the following:

(a)A certificate dated as of the Closing Date executed by a duly authorized officer of the Company, attaching and certifying as true and correct and in full force and effect as of the Closing resolutions duly adopted by the board of directors or equivalent governing body of the Company, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the other Transaction Documents;

(b)Certificates of existence and good standing of each Company Entity from the state of their respective incorporation or formation, each dated no later than ten (10) days prior to the Closing Date;

(c)The Company LLCA in the form attached hereto as Exhibit B, duly executed by the Company and each other Holder (as defined in the Company LLCA);

(d)A certificate executed by the Company certifying that the conditions set forth in Section 6.1 have been satisfied;

(e)Copies of the fully-executed Required Consents;

(f)An affidavit from the Company meeting the requirements of Treasury Regulations Section 1.1445-11T(d)(2); and

(g)The Letter Agreement in the form attached hereto as Exhibit C, duly executed by the Company and the Buyer.

2.4Actions of the Buyer at Closing. At the Closing and unless otherwise waived in writing by the Company, the Buyer shall deliver or cause to be delivered to the Company the following:

(a)The Purchase Price (in accordance with Section 2.1); and

(b)The Company LLCA, duly executed by the Buyer.

2.5Additional Closing. After the Closing, the Buyer shall have the right, but not the obligation, to purchase up to an additional 378 Class C Convertible Preferred Units (the “Optional Additional Units”) from the Company pursuant to this Agreement at the Per Unit Purchase Price (the “Additional Purchase Right”). To exercise the Additional Purchase Right, the Buyer shall deliver a notice to the Company indicating the number of Optional Additional Units that the Buyer elects to purchase (the “Additional Purchased Units”) on or before the later of the Closing or the closing of the Business Combination. The closing of the purchase and sale of the Additional Purchased Units (the “Additional Closing”) shall take place electronically at 5:00 P.M. Eastern Time on such date as the Parties may mutually agree upon. Immediately following the Additional Closing, the Company shall cause its unit ledger to be updated to reflect the sale of the Additional Purchased Interests from the Company to the Buyer and update the Schedule of Members in the Company LLCA. At the Additional Closing, the Company LLCA attached as Exhibit B and the Business Combination Agreement will be in full force and effect. At the Additional Closing and unless otherwise waived in writing by the Buyer, the Company shall (a) represent and warrant to the Buyer that no Material Adverse Change shall have occurred since the Closing Date and, to the Company’s Knowledge, no Material Adverse Change is reasonably expected to occur, and (b) deliver to the Buyer a certificate certifying that such representation and warranty is true and correct in all respects as of such date.

2.6Use of Proceeds. In accordance with the directions of the Company’s Board of Managers (the “Board”), as it shall be constituted in accordance with the Company LLCA, the proceeds from the sale of the Purchased Interests, will be allocated to (a) pay the Class A Preferred Return and the Class A-1 Preferred Return (each as defined in the Amended and Restated Limited Liability Company Agreement of the Company as in effect immediately prior to the date hereof) (the “Preferred Payment”), and (b) fund continued growth as determined by the Board and subject to the Company LLCA.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ENTITIES

As of the Prior Agreement Date and the Effective Date, when read in light of any Schedules, and as of the Closing Date, the Company represents and warrants to the Buyer with respect to the Company Entities and the Businesses the following:

3.1Capacity, Authority and Consents.

(a)Each Company Entity is duly organized, validly existing and in good standing under the Laws of the state of its formation or incorporation, each of which is listed on Schedule 3.1(a). Except with respect to the Company Entities, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to acquire any such interest.

(b)The Company has all requisite power and authority to enter into the transactions under this Agreement and the other Transaction Documents, to perform its obligations hereunder, and each Company Entity has the requisite power and authority to own, lease and operate its properties, and to conduct its business as now being conducted.

(c)The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is or will become a party and the actions to be taken by the Company in connection with the consummation of the transactions contemplated herein:

(i)are within its power, are not in contravention of applicable Law or the terms of their respective Governing Documents and have been duly authorized by all appropriate action;

(ii)except as set forth in Schedule 3.1(c)(ii), do not require any Consent of (A) any Governmental Authority or (B) any third party;

(iii)except as set forth in Schedule 3.1(c)(iii), will not result in any material breach or contravention of, nor permit the acceleration of the maturity of or the termination of, payment of any penalty or constitute a default under, any Contract or any material indenture or mortgage to the Company to which they are a party or otherwise bound;

(iv)will not result in the creation or imposition of any Encumbrance on any Purchased Interest, except as set forth in the Company LLCA; and

(v)will not violate any Law to which any Company Entity is subject.

3.2Binding Agreement. This Agreement and all other Transaction Documents to which the Company is or will become a party is and will constitute the valid and legally binding obligations of the Company, and is and will be enforceable against the Company in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3.3Title to Purchased Interests. The Purchased Interests, will be, upon issuance thereof, free and clear of all Encumbrances, except as set forth in the Company LLCA.

3.4Capitalization.

(a)Schedule 3.4(a) sets forth the total authorized equity interests or share capital of the Company, and the number and class of equity interests or shares thereof that are issued and outstanding as of the Prior Agreement Date and the Effective Date, as applicable. Except as set forth on Schedule 3.4(a), all of the outstanding equity securities of each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Encumbrances (other than Permitted Encumbrances arising under applicable securities Laws or the governing documents of any subsidiary of the Company). All issued and outstanding equity interests or shares of the Company Entities, as applicable, are validly issued, fully paid and nonassessable.

(b) Other than any units contemplated to be issued in connection with the transactions set forth in the Business Combination Agreement, from the date hereof there will be no membership incentive units (the “Incentive Units”) issued to any officers, directors, employees and consultants of the Company pursuant to its 2017 Profits Interest Plan (the “Plan”) immediately prior to the closing of the Business Combination Agreement. The Company has furnished to the Buyer complete and accurate copies of the Plan and forms of agreements used thereunder (and all agreements that differ materially from the form). The Plan was duly adopted and approved by the Board and each issuance of Incentive Units was approved by the Board. The Plan was properly approved in accordance with the Company LLCA, as in effect at the time of such approval. All issuances of units of the Company intended to qualify as “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 (the “Relevant Code Provisions”) have been disclosed on Schedule 3.4(b) (each, a “Profits Interest Award”) and each such Profits Interest Award (i) complies with the Relevant Code Provisions and (ii) was issued with a Distribution Threshold (as defined in the Plan) that would not have given the recipient a share of the proceeds if the Company’s assets had been sold at fair market value and the proceeds distributed in complete liquidation of the Company immediately after the date of grant of such Profits Interest Award. All other issuances under the Plan were purchased in exchange for fair market value consideration and are capital interests.

3.5Financial Statements. Attached as Schedule 3.5 are complete and accurate copies of the audited balance sheets and statements of operations with respect to the Company Entities as of and for the fiscal year ended December 31, 2022 and the unaudited interim balance sheets and statements of operations with respect to the Company Entities as of and for the three months ended March 31, 2023 (the “Balance Sheet Date”) (collectively, the “Financial Statements”), which Financial Statements are maintained on an accrual basis. Except as set forth on Schedule 3.5, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company Entities as of the dates and for the periods indicated therein in accordance with GAAP. Except as set forth on Schedule 3.5, there are no obligations or liabilities, whether absolute, accrued, contingent or otherwise, of the Company Entities that are required in accordance with GAAP to be reflected or disclosed in the Financial Statements except for obligations or liabilities (a) reflected or disclosed in the Financial Statements or (b) incurred in the ordinary course of business since the Balance Sheet Date, none of which have had a Material Adverse Change.   The Company has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are, to the Company’s Knowledge, accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects. Except as set forth on Schedule 3.5, neither the Company nor the Company’s independent auditors have identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.  The Company is in the process of establishing disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and will use reasonable best efforts to implement such disclosure controls and procedures on or as promptly as practicable following the closing of the Business Combination.

3.6Licenses and Accreditations.

(a)The Company Entities hold all Permits necessary for the lawful conduct of the Business. All such Permits (i) have been issued or given to the Company Entities and no other Person and (ii) are in good standing and full force and effect. Each of the Company Entities is operating in material compliance with each such issued Permit, and to the Company’s Knowledge, there is no basis for any Governmental Authority or other Person to allege that any of the Company Entities is not currently, operating in material compliance with any such Permit, or to take any action to revoke, involuntarily deactivate, withdraw, terminate or suspend any such Permit.

(b)To the Company’s Knowledge, each healthcare professional employed by the Company Entities who is required by applicable Law to have a license or certification in order to provide services to or on behalf of the Company Entities (each, a “Healthcare Professional“) is and, to the Company’s Knowledge, has been since January 1, 2020, to the extent that Healthcare Professional provided any health care services to or on behalf of the Company Entities during that time, duly licensed and certified in each applicable jurisdiction as required by applicable Law. To the Company’s Knowledge, each Healthcare Professional’s license or certification is in good standing with the applicable licensing Governmental Authority, and no action is pending or, to the Company’s Knowledge, threatened that would terminate or suspend any Healthcare Professional’s license. To the Company’s Knowledge, each Healthcare Professional is and has been since January 1, 2020 (to the extent that Healthcare Professional provided any health care services to or on behalf of the Company Entities during that time), duly certified to participate in, and has participated in, Medicare, applicable Medi-Caid programs, and all other Third Party Payor programs in which the applicable Company Entity has participated. To the Company’s Knowledge, each Healthcare Professional currently providing services for the Company Entities is credentialed, privileged, in good standing on the medical staff at each facility at which he or she performs services on behalf of the Company Entities, and, to the Company’s Knowledge, no reason or condition exists that would materially impact any such Healthcare Professional’s credentialing and medical staff privileges.

3.7Compliance with Other Instruments. The Company is not in violation or default, and no default is pending or anticipated, under any note, indenture, mortgage, or credit facility, lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, including but not limited to that certain Loan Agreement, dated April 30, 2021, by and between the Company, American Oncology Management Company, LLC and PNC Bank, National Association (as may be amended or restated from time to time). The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such note, indenture, mortgage, lease, agreement, contract or purchase order.

3.8Compliance with Laws. The Company Entities are and, since January 1, 2020 have been, in material compliance with all applicable Laws. Except as set forth on Schedule 3.8, since January 1, 2020, no Company Entity has been cited, fined or otherwise notified in writing of any material failure to comply with any Law that has not been paid or cured and, to the Company’s Knowledge there is no basis for any Governmental Authority or other Person to allege that the Company Entities have materially failed to comply with any Law since January 1, 2020.

3.9Regulatory Compliance. Except as set forth on Schedule 3.9:

(a)Since January 1, 2020, to the Company’s Knowledge, the Company Entities are and have been in compliance in all material respects with all applicable Laws (other than Environmental Laws), including the applicable Healthcare Laws. Since January 1, 2020, Company Entities have not received notice or other communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a material violation of any Healthcare Laws by any Company Entity or that involves services furnished or claims submitted by, or on behalf of, the Company Entities.

(b)Since January 1, 2020, to the Company’s Knowledge, all billing and claims submission practices of the Company Entities with respect to Third-Party Payors have been in compliance in all material respects with all applicable Healthcare Laws. To the Company’s Knowledge, since January 1, 2020, neither the Company Entities nor their respective directors, officers, or employees have submitted or caused to be submitted for payment or reimbursement any false, fraudulent or otherwise improper claims either directly or indirectly to any patient or Third Party Payor, or unlawfully retained any payment or reimbursement in excess of amounts allowed by applicable Healthcare Laws or the policies of such Third Party Payors. Except as set forth in Schedule 3.9(b), since January 1, 2020, no Governmental Authority, Third Party Payor or other Person has conducted, or has given the Company Entities or their respective directors, officers or employees any written notice that it intends to conduct, any audit or other review of the Company Entities with regard to the participation by the Company Entities in, the provision of services under, or submission of claims to any Third Party Payor, that has resulted in, or would reasonably be expected to result in, any material liability to the Company Entities for any reimbursement, penalty or interest with respect to payments received by the Company Entities. Since January 1, 2020, other than claims disputes in the ordinary course of business, the Company Entities do not have any reimbursement or payment rate appeals, disputes, recoupment Actions, or contested positions currently pending before any Governmental Authority or Third Party Payor.

(c)Without limiting the generality of the foregoing, no Company Entity or, to the Company’s Knowledge, any Representative thereof, has, since January 1, 2020, directly or indirectly offered, paid, solicited or received, or made arrangements to offer, pay, solicit or receive, any remuneration, in cash or in kind, to or from any past, present, or potential customers, past, present, or potential suppliers, patients, Healthcare Professionals, medical staff members, contractors, referral sources, or Third Party Payors in violation of any applicable Healthcare Law.

3.10Compliance Program. Each Company Entity has a corporate compliance program that includes the implementation of policies, procedures, and training programs, and other compliance activities designed for its employees and agents to comply with all applicable Healthcare Laws. Since January 1, 2020, each Company Entity has conducted its operations in accordance with the applicable compliance programs in all material respects during the applicable period for which such compliance program was in effect.

(a)No Company Entity or, to the Company’s Knowledge, any Representative thereof, has, since January 1, 2020, made or is in the process of making a voluntary self-disclosure under the Self-Referral Disclosure Protocol established by the Secretary of the United States Department of HHS pursuant to Section 6409 of the Patient Protection and Affordable Care Act, or under the self-disclosure protocol established and maintained by the HHS Office of the Inspector General, or any United States Attorney, the U.S. Department of Justice, a state Medicaid program or fraud unit, a state Attorney General, or other Governmental Authority. No Company Entity is currently considering any such self-disclosure, and to the Company’s Knowledge, no Company Entity has an obligation to make any such self-disclosure in lieu of repayment under Section 6402(a) of the Patient Protection and Affordable Care Act.

(b)No Company Entity or, to the Company’s Knowledge, any Representative thereof is or has since January 1, 2020 been (i) a party to a Corporate Integrity Agreement with the HHS Office of Inspector General or a deferred prosecution agreement, consent decree or other settlement agreement with any other Governmental Authority; (ii) subject to any reporting obligations pursuant to any Corporate Integrity Agreement, deferred prosecution agreement, consent decree or other settlement agreement entered into with any Governmental Authority.

(c)No Company Entity or, to the Company’s Knowledge, any Representative thereof has: (i) been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other Government Reimbursement Program; (ii) been charged with or convicted of a criminal offense related to any Healthcare Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any Government Reimbursement Program or Governmental Authority.

(d)No Company Entity is subject to (i) any financial solvency requirements, including but not limited to maintaining tangible net equity, working capital, cash to claims ratio, medical loss ratio or other financial reserve levels and solvency requirements, (ii) any restrictions on the payment of dividends or other distributions on its shares of capital stock, or (iii) any restrictions on borrowing funds or incurring debts and on co-signing, guaranteeing, or assuming any loans or debts of another Company Entity, except for such requirements, conditions, or restrictions applicable to Company Entity under the Health Care Service Plan Requirements or other Laws of general application.

(e)No Company Entity has taken advantage of any limited liability under the Public Readiness and Emergency Preparedness Act (the “PREP Act”) to address alleged claims for damages arising from its distribution or use of “covered countermeasures,” as defined in the PREP Act, during the outbreak of COVID-19.

3.11HIPAA and Privacy Laws.

(a)Since January 1, 2020, each Company Entity is and has been in material compliance with HIPAA and applicable Privacy Laws.

(b)Since January 1, 2020, when functioning either as a “Covered Entity” or as a “Business Associate” (each as defined in 45 C.F.R. § 160.103), each Company Entity has executed valid “business associate agreement” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each: (x) agent or contractor of such Company Entity that is a “Business Associate” or Business Associate of such Company Entity; and (y) Covered Entity for which such Company Entity performs functions or activities that renders such Company Entity a Business Associate or Subcontractor (as defined by 45 C.F.R. § 160.103). No Company Entity or, to the Company’s Knowledge, any of their respective Business Associates, has materially breached any such business associate agreement.

(c)Since January 1, 2020, no Company Entity has received any written or oral communication from any Governmental Authority alleging material non-compliance by such Company Entity or any Business Associate, agent or subcontractor of such Company Entity with respect to either HIPAA or a Privacy Law. There is no ongoing or, to the Company’s Knowledge, imminently threatened litigation, enforcement proceeding, or to the Company’s Knowledge, any investigation by any Governmental Authority with respect to the HIPAA or Privacy Law compliance of any Company Entity or any Business Associate, agent or subcontractor of any Company Entity.

(d)Since January 1, 2020, no Company Entity has experienced any: (i) breach of privacy, security, or confidentiality with respect to Personal Information that required notification to affected data subjects or Governmental Authorities under applicable Privacy Laws; (ii) Breach of Unsecured Protected Health Information, as “Breach” and “Unsecured Protected Health Information” are defined by HIPAA that required notification to affected data subjects, customers or Governmental Authorities under HIPAA; or (iii) any Security Incident as “Security Incident” is defined by HIPAA that required notification to customers under HIPAA.

3.12Material Contracts.

(a)Schedule 3.12(a) sets forth a complete and accurate list of all Contracts in effect as of the Prior Agreement Date and the Effective Date, as applicable, including all amendments and supplements thereto, to which there is any obligation or liability remaining and a Company Entity is a party or by which a Company Entity is bound, meeting any of the descriptions set forth below (collectively, the “Material Contracts”):

(i) each Contract that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company Entity of more than $500,000 or (B) to any Company Entity of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii)each Contract relating to indebtedness (A) with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000 or (B) for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which with respect to any Company Entity granted to any Person a security interest in or Encumbrance on any of the property or assets of with respect to any Company Entity;

(iii)each Contract that is a purchase and sale or similar agreement for the acquisition of any person or any business unit thereof or the disposition of any material assets of any Company Entity pursuant to which there are any material ongoing obligations;

(iv)each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding material obligations that provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property involving payments of at least $500,000 in the aggregate during the remaining term of such Contract, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company Entities, taken as a whole;

(vi)each Contract prohibiting or restricting in any material respect the ability of any Company Entity to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-disclosure provisions or non-solicitation and no-hire provisions for employment entered into in the ordinary course of business;

(vii)each license or other agreement (excluding (A) non-disclosure agreements, (B) non-exclusive Intellectual Property licenses incidental to employee, consultant, contractor, other service provider, marketing, printing or advertising Contracts, and (C) licenses to open source code, in each case, entered into in the ordinary course of business) under which the Company or any of its Subsidiaries (I) is a licensee with respect to any item of Intellectual Property (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf” software or software-as-a-service involving payments of not more than $500,000 in any year, or granted by a customer under a customer agreement in the ordinary course of business for the purpose of allowing the Company to provide services to such customer), (II) is a licensor or otherwise grants to a third party any rights to use any item of Intellectual Property, or (III) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(viii) each Contract for the development of Intellectual Property by a third party that is material to the business of any Company Entity (other than pursuant to the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Buyer);

(ix)each Contract with any service provider of the Company or other Person that (A) provides for severance, termination payment, notice of termination, or similar compensation or benefit; (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated hereby, or contemplated by the Business Combination, alone or in combination with any other event, including any retention, change of control, transaction or similar payments; (C) otherwise restricts the ability of the Company or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability; or (D) that provides for annual compensation in excess of $200,000, in each case of clauses (A) through (C), other than as required by Law;

(x)each collective bargaining agreement or other Contract with a Company Entity, on the one hand, and any labor union, labor organization or works council representing employees of any Company Entity, on the other hand;

(xi)each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any outstanding obligation in excess of $500,000 after the date hereof;

(xii)each sales commission, revenue sharing, distributor, reseller, referral or brokerage Contract or other similar Contract that involves (A) annual payments to any Company Entity in excess of $500,000, (B) annual payments by any Company Entity in excess of $250,000 or (C) is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)any Contract with a Governmental Authority that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company

Entity of more than $500,000 or (B) to the Company Entity of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xiv)each Contract requiring capital expenditures of any Company Entity after the date hereof in an amount in excess of $500,000 in the aggregate;

(xv)each Contract with any Affiliate of any Company Entity or family member thereof (other than (1) employment agreements, (2) confidentiality, (3) invention assignment agreements, (4) standard director and officer indemnification agreements, (5) equity or incentive equity documents and (6) practice agreements with local management services organizations; and

(xvi)any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 3.12.

(b)Except as set forth on Schedule 3.12(b), the Material Contracts constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally, and except as enforceability may be subject to general principles of equity, and no event, act or omission has occurred or failed to occur which, with or without the giving of notice, the lapse of time or both would constitute a material breach or default under any Material Contract by any Company Entity or, to the Company’s Knowledge, any counterparty thereto, and each Material Contract is in full force and effect. The Company Entities have provided the Buyer with full and complete copies of the Material Contracts.

3.13Real Property.

(a)No Company Entity owns any land, buildings or other real property.

(b)Schedule 3.13(b) sets forth an accurate and complete list of all the real property leased by the Company Entities (together with all buildings, improvements and fixtures thereon, leased by any Company Entity, the “Leased Real Property”). Schedule 3.13(b) also identifies each lease related to such Leased Real Property (the “Real Property Leases”). The Real Property Leases are in full force and effect, subject to any limitations resulting from moratorium or similar Laws, and the applicable Company Entity has, to such Company Entity’s knowledge, a valid and enforceable leasehold interest in all Leased Real Property, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has made available to the Buyer complete and accurate copies of each Real Property Lease, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Buyer. Neither the Company nor the applicable Company Entity is in breach in any material respects of any of the Real Property Leases and, to the Company’s Knowledge, no other party to any such Real Property Leases is in material breach thereof. All of the Leased Real Property is in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items) and is sufficient to operate in all material respects the business of the applicable Company Entity as presently operated on such Leased Real Property. To the Company’s Knowledge, no condition exists that would materially interfere with the quiet enjoyment and use of the Leased Real Property and there are presently and validly in effect all material Permits and other material authorizations necessary for the use and operation of the Leased Real Property by the applicable Company Entities as the Leased Real Property is presently being operated.

(c)The Company Entities have not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential material liability under applicable zoning, building, fire and other similar applicable laws and regulations or any easements, covenants, conditions or restrictions relating to any Leased Real Property.

3.14Title to Properties. A Company Entity has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by one of the Company Entities as of the Balance Sheet Date, and as of the Closing, will be held free and clear of all Encumbrances, except for Permitted Encumbrances or assets disposed of in the ordinary course of business since the Balance Sheet Date.

3.15Environmental Laws.

(a)Except as disclosed on Schedule 3.15(a), to the Company’s Knowledge, no Hazardous Materials, toxic substances or related materials have been generated, released, discharged, stored, handled or disposed of on, under, in, about or from the real property by any Company Entity, except in compliance in all material respects with all federal, state and local Laws pertaining to pollution or the protection of health, safety, the environment or natural resources or relating to Hazardous Materials (collectively, “Environmental Laws”). The term “Hazardous Materials” shall mean any substance, material or waste which is or becomes regulated by any Governmental Authority or for which liability or standards of care are imposed under any Environmental Law, including any material or substance which is (i) petroleum or a petroleum product, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) biomedical materials and/or waste, including the Medical Waste Tracking Act of 1988, 42 U.S.C. §6992, et seq., and the National Institute for Occupational Self-Safety and Health Infections Waste Disposal Guidelines, Publication No. 88-119 of HHS, (v) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), (vi) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (vii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).

(b)Except as disclosed on Schedule 3.15(b), to the Company’s Knowledge, each Company Entity has complied in all material respects with all Environmental Laws, including those respecting the generation, handling, storage and disposition of Hazardous Materials. No Company Entity has received any written communication, notice, citation, claim, request for information or demand, whether from a Governmental Authority or any other Person, that alleges that any facility at which employees perform services on behalf of the Company Entities is not in material compliance with all Environmental Laws.

3.16Insurance.

(a)The Company has in place from financially sound and reputable insurers directors and officers liability insurance (the “D&O Policy”) in an amount and on terms and conditions as would be reasonable and customary for companies like the Company.

(b)Schedule 3.16 sets forth a true, correct and complete list and description of all material insurance policies, including all self-funded plans or trusts, maintained by the Company Entities (collectively, including the D&O Policy, the “Insurance Policies”). The Insurance Policies are in full force and effect, and no Company Entity is in material default with respect to its obligations under any Insurance Policy, no event has occurred which, with or without notice or the lapse of time, would constitute such a breach or default or would permit termination or modification under any Insurance Policy, and no Company Entity has received any written notice of cancellation or non-renewal, of any Insurance Policy. All premiums due and payable in respect of the Insurance Policies have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing of the Business Combination).

3.17Employee Benefit Plans.

(a)Schedule 3.17(a) sets forth a complete and correct list of every material Employee Benefit Plan. No Company Entity or any ERISA Affiliate thereof maintains, sponsors or contributes to, or has an obligation to contribute to (i) any “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), or any employee pension benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 or 430 of the Code.

(b)To the Company’s knowledge, except as disclosed on Schedule 3.17(b), all Employee Benefit Plans and the related trusts comply, and have been established, administered and maintained, in all material respects, with (i) their terms, (ii) the applicable provisions of ERISA, (iii) all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure tax-qualified treatment, and (iv) all applicable Laws. Except as disclosed on Schedule 3.17(b), no Employee Benefit Plan is subject to any audit, investigation or examination by any Governmental Authority (including the IRS, Department of Labor and Pension Benefit Guaranty Corporation). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or otherwise for favorable tax treatment has (i) received a favorable determination, opinion or advisory letter from the IRS that is currently in effect and (ii) to the Knowledge of Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(c)The Company does not maintain or sponsor any multiple employer welfare arrangement (MEWA) and has no obligation to provide any post-ownership or post-termination health or life insurance or other welfare-type benefits other than as required under COBRA or similar state law.

(d)The execution of the agreement and the consummation of the transactions contemplated thereby will not result in any payment or benefit becoming due, increase or result in the acceleration of any payment, funding or vesting of any compensation or benefit, give rise to any payment that would not be deductible by reason of Section 280G of the Code or could constitute an “excess parachute payment” under Section 280G of the Code, or limit or restrict the right of the Company to merge, amend or terminate any employee benefit plan.

3.18Employee Relations.

(a)There is no pending, or to the Company’s Knowledge, threatened employee strike, work stoppage, work slowdown, lock-out or labor dispute concerning any employees, representatives or agents of the Company Entities. There are no labor unions, collective bargaining agreements, or other agreements with any labor union, works council, or other labor organization representing any employees, representatives or agents of the Company Entities.

(b)Except as disclosed on Schedule 3.18(b), each Company Entity is, and for the past two (2) years has been, in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment concerning any employees, representatives or agents of the Company Entities, including all Laws which relate to traditional labor, labor relations and collective bargaining, terms and conditions of employment, wages and wage payments, hours and employee record keeping, fair employment practices, equal employment opportunity practices (such as discrimination in employment, disability rights or benefits, and reasonable accommodations), employee leave issues, immigration (including applicable I-9 Laws), occupational safety and health, plant closings, withholding of Taxes, workers’ compensation, and unemployment insurance. Except as set forth on Schedule 3.18(b), there are no pending or, to the Company’s Knowledge, threatened claims or investigations in respect of any such Laws in respect of the employees, representatives or agents of the Company Entities (including any employment discrimination charge or employment-related multi-claimant or class action claims).

(c) No material employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change, or material reduction in hours, salary or wages affecting employees of any Company Entity has occurred in the last twelve months or is currently contemplated, planned or announced.

3.19Litigation and Proceedings. Schedule 3.19 sets forth a complete and accurate list of all Actions with respect to the Company Entities that are pending or, to the Company’s Knowledge, threatened against any Company Entity, or any governing persons thereof in their capacities as such, with respect to the Company Entities, at law or in equity, or before or by (or on behalf of) any Governmental Authority that (a) would reasonably be expected to involve an amount in controversy of at least $300,000 or (b) would reasonably be expected to result in a Material Adverse Change. There is no Action pending or, to the Company’s Knowledge threatened, against any Company Entity, or any governing Persons thereof, at law or in equity, or before or by any Governmental Authority, which seeks to prevent or delay consummation of the transactions contemplated herein, seeks damages in connection with transactions contemplated herein or would impair the ability of the Company to perform its obligations under this Agreement.

3.20Reimbursement Matters.

(a)Each Company Entity, as applicable, is certified to participate in the Government Reimbursement Programs with valid and current provider or supplier agreements under such Programs. Except as set forth on Schedule 3.20(a), each Company Entity is in compliance in all material respects with the terms and conditions of participation in the Government Reimbursement Programs and are not subject to any pending or, to the Company’s Knowledge, threatened Actions with respect to participation in such programs, other than routine audits. Except as set forth on Schedule 3.20(a), since January 1, 2020, no audits, coding validation review or program integrity review, credentialing or privileging review or other audits or reviews other than in the ordinary course have been conducted by any Government Reimbursement Program or Third Party Payor, and no such reviews, other than those conducted in the ordinary course, are scheduled, pending (for which the Company Entity, as applicable, has received written notice) or, to the Company’s Knowledge, threatened against or affecting the Company Entity, as applicable.

(b)Since January 1, 2020, each Company Entity has filed all Cost Reports in respect of the Businesses, and such reports accurately reflect, in all respects, the information to be included thereon, and have been audited (with Notices of Program Reimbursement issued). Except as set forth on Schedule 3.20(a), there are no pending material Actions, adjustments or audits relating to such Cost Reports. To the Company’s Knowledge, no Company Entity is subject to any pending but unassessed Government Reimbursement Program claim payment adjustments arising from the Businesses, except to the extent such Company Entity has established reserves for such adjustments in accordance with such Company Entity’s accounting policy for establishing any such reserves and that are reflected on the Financial Statements.

(c)Except as set forth in Schedule 3.20(c), all amounts shown as due from any Company Entity in the Cost Reports either were remitted with such Cost Reports or will be remitted when required by Law, and all amounts shown in any Notices of Program Reimbursement as due have been or prior to Closing will be paid when required by Law. Except as set forth in as set forth in Schedule 3.20(c), no Company Entity has received any overpayments from, nor to the Company’s Knowledge does any Company Entity owe any outstanding refunds, overpayments, discounts or adjustments to, any Government Reimbursement Program or Third Party Payor, aside from refunds, overpayments, discounts, and adjustments that occur in the ordinary course or that otherwise are not material in amount (or exceed amounts in excess of $100,000). Other than as set forth in Schedule 3.20(c), there are no pending or, to the Company’s Knowledge, threatened Actions, appeals, adjustments, challenges, audits, investigations, litigation or written notices of intent to audit any Company Entity with respect to any Cost Reports or any billing required to be filed with respect to any Government Reimbursement Program where the amount in dispute is in excess of $10,000. Other than in connection with the adjudication of billings made in the ordinary course, no Company Entity has received any written notice from any Governmental Authority or any Government Reimbursement Program of any threatened or pending material (individually or in the aggregate), recoupment, or set-off under any Government Reimbursement Program. To the Company’s Knowledge, no Company Entity is currently subject to, or since January 1, 2020 has been subjected to, any material pre-payment integrity review by any Government Reimbursement Program arising from or relating to the Business.

3.21Intellectual Property.

(a)Schedule 3.21 sets forth a true, correct and complete list of all: (i) Intellectual Property that is currently registered, issued or subject to a pending application for registration or issuance before any Governmental Authority (collectively, “Company Registered IP”), (ii) material unregistered trademarks and (iii) material proprietary software, in each case of clauses (i)-(iii) above that is owned or purported to be owned (whether exclusively, jointly with any other Person, or otherwise) by any Company Entity and included in the Company IP. Each item of Company Registered IP is valid (or in the case of applications, applied for), subsisting, and enforceable. All registration, maintenance and renewal fees in connection with such Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all documents, recordations and certificates in connection with such Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered IP and recording the applicable Company Entity’s ownership interests therein. A Company Entity is the record owner of all Company Registered IP.

(b)No Company Entity has jointly developed any Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing, each founder, consultant, advisor, employee and independent contractor who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Intellectual Property for or on behalf of a Company Entity (each an “Author”), has either (i) delivered to a Company Entity “work-for-hire” agreement under which the applicable Company Entity is deemed to be the owner or author of all Company IP created or developed by such Author, or (ii) assigned to that Company Entity, either via operation of law or through a valid, enforceable written agreement (A) all such Author’s rights, title and interest in and to the resulting Intellectual Property, (B) a valid and enforceable waiver of all non-assignable rights in and to such Intellectual Property, and (C) customary confidentiality provisions protecting the rights of that Company Entity in trade secrets and other Company proprietary information (such agreements “Personnel Agreements”). The Company Entities are in compliance in all material respects with the provisions of the Personnel Agreements. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(c)The Intellectual Property used by the Company Entities and the operation of the Businesses has not and does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate the Intellectual Property of any third party. No Company Entity has been sued in any Action or received any written charge, complaint, demand, notice or other communication alleging any such infringement, misappropriation or other violation.

(d)To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company IP by any third party. No Company Entity has brought any Action against any other Person or sent any notices to any other Person regarding the unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company IP by such Person. The Company Entities use their respective best efforts to protect and maintain the Company IP. No Company IP is subject to any Action, settlement agreement or right that restricts in any manner the use, transfer or license thereof by any Company Entity, or that may affect the validity, use or enforceability of any Company IP.

(e)None of the execution and performance of this Agreement and the consummation of the transactions contemplated hereby will with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any other Intellectual Property Rights owned by, or licensed to, any Company Entity; (ii) any grant, assignment, or transfer to any third Person of any license, right, or interest in, to, under, or with respect to any Company IP or any other Intellectual Property Rights owned by, or licensed to, any Company Entity; (iii) any Company Entity being bound by or subject to any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses or any most-favored-nations obligations; (iv) an obligation for any Company Entity to offer any discount or be bound by any “most favored pricing” terms under any Contract to which that Company Entity is a party or bound; (v) any Company Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement the transactions contemplated hereby; or (vi) any termination of, or other material impact to, any Company IP.

(f)Each Company Entity have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of any Company Entity (including trade secrets) as well as any confidential information provided by any third party to any Company Entity (collectively, “Confidential Information”). To the Company’s Knowledge, no Company Entity has experienced any breach of security or other unauthorized access by third parties to any Confidential Information, including Personal Information in that Company Entity’s possession, custody or control. The Company is and has been since January 1, 2020, in compliance in all material respects with (i) all applicable laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels, including the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder, (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, by which the Company is bound.

(g)The ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the transactions contemplated hereby, and the ICT Infrastructure will continue to be available for use by the Company Entities immediately following the consummation of the transactions contemplated hereby and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment. No Company Entity has experienced any circumstances, and to the Company’s Knowledge no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Businesses as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure or (B) a breach of security in relation to the ICT Infrastructure. The ICT Infrastructure that is currently used in the Businesses constitutes all the information and communications technology and other systems infrastructure reasonably necessary for the immediate and anticipated needs of such Businesses. The ICT Infrastructure is in good working order and functions in accordance with all applicable documentation and specifications.

3.22Tax Matters.

(a)Each of the Company Entities has (i) timely filed with the appropriate Taxing Authority all income and material Tax Returns that are required to be filed by it in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid to the appropriate Taxing Authority all material amounts of Taxes due and payable, whether or not such Taxes are shown as due and payable on any Tax Return, and (iii) correctly withheld and timely paid over to the appropriate Taxing Authority all material amounts of Taxes that it is required to withhold from amounts paid or owing to any employee, independent contract, creditor, stockholder, member, or other Person.

(b)The unpaid Taxes not yet due and payable owed by or with respect to, as the case may be, each Company Entity: (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any Company Entity in filing its Tax Returns. Since the Balance Sheet Date, no Company Entity has incurred any material liability for Taxes outside the ordinary course of business and all Taxes not yet due and payable for a Pre-Closing Period have been accrued, adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements provided to the Buyer.

(c)No Company Entity (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has continuing effect; or (ii) is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the ordinary course of business).

(d)No Taxing Authority has asserted in writing that any Company Entity is responsible for the payment of any additional Taxes for any period. There have been no examinations or audits of any Tax Returns or reports of, or relating to, any Company Entity by any Taxing Authority.

(e)There are no Encumbrances for Taxes upon any of the assets or properties of any Company Entity, except for Permitted Encumbrances.

(f)No Company Entity is a party to any tax allocation or tax sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Except as set forth on Schedule 3.22(f), no Company Entity has (i) been a member of an Affiliated Group filing a consolidated federal Tax Return, other than an

Affiliated Group the common parent of which is the Company or (ii) has liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state, or local law), as a transferee or successor, by Contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(g)All assets of the Company and its subsidiaries that are “Section 197 intangibles,” within the meaning of Section 197(d) of the Code, were created after August 10, 1993, and are not subject to the anti-churning rules under Section 197(f)(9) of the Code and Section 1.197-2(h) of the Treasury Regulations.

(h)The Company Entities use the accrual method of accounting for Tax purposes. No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable income Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) deferred revenue or prepaid amount received on or prior to the Closing Date; (iv) “intercompany transaction” or “excess loss account” described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any other Tax law) entered into or existing, respectively, on or prior to the Closing Date; (v) change in method of accounting for a taxable period ending on or prior to the Closing Date; (vi) election pursuant to Section 965 or Section 59A of the Code; or (vii) income inclusion pursuant to Section 951 or Section 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date.

(i)No Company Entity has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the three (3)-year period ending as of the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(j)From the date of its formation through the Closing Date, the Company was and will be treated as a partnership for U.S. federal and all other applicable income Tax purposes. Each other Company Entity is a partnership or disregarded as an entity separate from its owner for U.S. federal and all other applicable income Tax purposes, except American Oncology Partners, PA and American Oncology Partners of Maryland, PA, which are variable interest entities of the Company and are corporations for U.S. federal and all other applicable income Tax purposes. The Company does not presently have any liability on account of an “imputed underpayment” of Taxes within the meaning of Section 6225 of the Code.

(k)Other than Company Entities that are classified as “disregarded entities” in accordance with Section 301.7701-3(b)(1)(ii) of the Treasury Regulations, each Company Entity is a “United States person” as defined in Section 7701(a)(30) of the Code. No Company Entity is a resident of, engaged in a trade or business in, or otherwise subject to Tax in any country outside the United States. No Company Entity has been a shareholder of (i) a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law, or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code. None of the equity interests of the Company has ever been a United States real property interest within the meaning of Section 897(c)(1) of the Code.

(l)No Company Entity has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state, local or non-U.S. Law.

(m)No Company Entity (i) has elected to have the provisions of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, apply to it with respect to any Tax year beginning prior to January 1, 2018 or (ii) made, or currently has in effect, an election under applicable state or local income Tax Law pursuant to which the entity will incur or otherwise be liable for any state or local income Taxes that would have been borne (in whole or in part) by the direct or indirect equity owners of such entity had no such election been made.

(n)No material property or obligation of any Company Entity, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment legal requirements.

(o)None of the Company Entities have engaged in a “listed transaction” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(p)Each Company Entity has properly remitted to the appropriate state Taxing Authority all material sales and use Taxes that were required to be collected or otherwise remitted by such Company Entity.

(q)No claim has ever been made by a Taxing Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction. No Company Entity has a permanent establishment or otherwise maintains an office or fixed place of business in any country other than in the country in which it is organized.

(r)None of the Unitholders (as defined in the Company LLCA) is a “foreign person” within the meaning of Sections 1445 or 1446 of the Code, and the Company will have on file as of the date of the Preferred Payment a valid IRS Form W-9 from each of the Unitholders.

3.23Affiliate Transactions. Except as set forth on Schedule 3.23: (a) no officer, director, owner or Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any individual in such officer’s, director’s or owner’s immediate family is a party to any Material Contract (other than (a) employment agreements, offer letters, consulting agreements, membership interest or stockholder agreements and option agreements, contracting agreements, fringe benefits and other compensation paid to directors, officers, employees and other service providers, (b) reimbursements of expenses incurred in the ordinary course of their employment or service which are not material in amount or significance, (c) any indemnification agreements with any directors or officers, (d) Employee Benefit Plans listed on Schedule 3.17(a) (and amounts paid pursuant to such plans) with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries.

3.24Absence of Changes. Except as expressly contemplated by this Agreement, pursuant to the Business Combination Agreement, as disclosed on the Financial Statements or as set forth on Schedule 3.24, no Company Entity has, since the Balance Sheet Date:

(a)amended or restated, or approved the amendment or restatement of, the Governing Documents of such Company Entity;

(b)made or changed any tax election, entered into any closing agreement or any settlement or compromise of any tax liability, amended any Tax Return, or affirmatively surrendered any right to claim a tax refund;

(c)settled or compromised any material pending or threatened Action that would result in a material obligation on the Buyer or its Affiliates, other than any settlement or compromise that such Company Entity reasonably determines to be a favorable outcome;

(d)made any material capital expenditure or commitment for additions to property, plant or equipment for any purpose outside of the ordinary course of business;

(e)sold, transferred, leased, optioned or otherwise disposed of any material assets, except in the ordinary course of business;

(f)granted or incurred any obligation for any material increase in the compensation or benefits of any employee or service provider of the Company Entities (including any material increase pursuant to any bonus, pension, profit sharing, retirement, severance or other plan or commitment), except in the ordinary course of business or as may be required under applicable Law or the terms of an existing Employee Benefit Plan;

(g)received any written notice from any Governmental Authority of any material liability, potential liability or claimed liability based on any violation of Law;

(h)suffered any material damage, destruction or loss with respect to or affecting the any facility at which employees, representatives or agents of the Company Entities perform services on behalf of the Company Entities;

(i)instituted any material change in any Company Entity’s accounting practices or methods, cash management policies, depreciation or amortization policies, or method of purchase, sale, lease, management, marketing or operation with respect to the Businesses;

(j)issued, created, incurred or assumed any third-party indebtedness in excess of $500,000 or guaranty of indebtedness or forgiven, cancelled, waived or released any indebtedness owed to any Company Entity;

(k)received notice, written or otherwise, of any resignation or termination of employment of any Key Employee of the Company; or

(l)agreed or committed to take any of the actions referred to in this Section 3.24.

3.25Anti-Corruption and Anti-Bribery Laws. The Company Entities, subject to applicable statutes of limitation, have at all times been, and is currently, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, and any other applicable anti bribery or anti-corruption law. Neither any Company Entity, nor any of its respective directors, officers, employees or, to the Company’s Knowledge, any agents acting on the Company’s behalf have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for with, or directing business to, any Person. Neither any Company Entity, nor any of its respective directors, officers, employees or, to the Company’s Knowledge, any agents acting on the Company’s behalf have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Each Company Entity has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and policies to ensure compliance with the FCPA, the U.K. Bribery Act 2010 and any other applicable anti bribery or anti-corruption law, and to ensure that all books and records of the Company Entity accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither any Company Entity, nor, to the Company’s Knowledge, any of its respective directors, officers’, directors or employees are the subject of any allegation, voluntary disclosure, to the Company’s Knowledge, investigation, prosecution or other enforcement action related to the FCPA or any other applicable anti-corruption laws.

3.26Compliance with Sanctions and Anti-Money Laundering Laws. Neither any Company Entity nor any of its respective directors, officers, employees, or, to the Company’s Knowledge, any agents acting on the Company’s behalf is a Sanctioned Person (as defined below). The Company Entities, and to the Company’s Knowledge, their affiliates and the directors, officers, employees, and agents are in compliance with, and have not previously violated, any of the Sanctions (as defined below), the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended through the date hereof, to the extent applicable to the Company Entities, and all other applicable anti-money laundering and economic sanctions laws and regulations of the United States or any other applicable jurisdiction. For the purposes of this paragraph: (i) “Sanctions” means any of the laws, executive orders, regulations and rules related to sanctions programs administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) or the U.S. Department of State (“State Department”). (ii) “Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the Sanctions prohibit or restrict a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the OFAC list of Specially Designated Nationals and Blocked Persons

(the “SDN List”) and other lists maintained by OFAC, the BIS Entity List, Denied Persons List and Unverified List, and the sanctions lists maintained by the State Department, as each such list may be amended from time to time. (iii) “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to OFAC’s sanctions programs relating to Cuba and Iran, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

3.27No Brokerage. Except as set forth on Schedule 3.25, no Company Entity has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.28Available Information. The Company Entities have made available to the Buyer all the information that the Buyer has requested for deciding whether to acquire the Purchased Interests, including its proposed business plan and strategy (the “Business Plan”). No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to Buyers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE BUYER

As of the Prior Agreement Date, the Effective Date, and as of the Closing Date, the Buyer represents and warrants to the Company the following:

4.1Capacity, Authority and Consents.

(a)The Buyer is duly organized, validly existing and in good standing under the Laws of the state of its formation or incorporation. The Buyer has all requisite power and authority to enter into the transactions under this Agreement and the other Transaction Documents, to perform its obligations hereunder, to own, lease and operate its properties, and to conduct its business as now being conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary or advisable.

(b)The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Buyer is or will become a party and the actions to be taken by the Buyer in connection with the consummation of the transactions contemplated herein:

(i)are within the powers of the Buyer, are not in contravention of applicable Law or the terms of the Buyer’s Governing Documents and have been duly authorized by all appropriate action;

(ii)except as set forth on Schedule 4.1(b)(ii), do not require any Consent of (A) any Governmental Authority or (B) any third party;

(iii)except as set forth in Schedule 4.1(b)(iii), will not result in any material breach or contravention of, nor permit the acceleration of the maturity of or termination of, payment of any penalty or constitute a default under, the terms of any material indenture, mortgage or other Contract to which the Buyer is a party or otherwise bound; and

(iv)will not violate any Law to which the Buyer is subject.

4.2Binding Agreement. This Agreement and each other Transaction Document to which the Buyer is or will become a party is and will constitute the valid and legally binding obligations of the Buyer, and is and will be enforceable against the Buyer in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.3Litigation and Proceedings. There are no Actions pending or, to the Buyer’s knowledge, threatened against the Buyer, or any governing Persons thereof, at law or in equity, or before or by any Governmental Authority, that if adversely determined could be reasonably expected to materially impair the Buyer’s ability to fulfill its obligations under this Agreement.

4.4No Brokerage. Except as set forth on Schedule 4.4, neither the Buyer nor any of its Affiliates has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.5Securities Laws Representations. In connection with the transfer of the Purchased Interests to the Buyer, the Buyer represents and warrants that:

(a)The Buyer is accepting transfer of the Purchased Interests for investment for the Buyer’s own account only and not with a view to, or for resale in connection with, any “distribution” of the Purchased Interests within the meaning of the Securities Act.

(b)The Buyer understands that the Purchased Interests have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Buyer’s investment intent as expressed herein.

(c)The Buyer understands that the Purchased Interests are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Purchased Interests indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Purchased Interests for resale other than as set forth in the Company LLCA. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Interests, and requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)The Buyer will not sell, transfer, pledge or otherwise dispose of any Purchased Interests received by the Buyer unless and until (A) such Purchased Interests are subsequently registered under the Securities Act and any applicable state securities laws, or (B) (y) an exemption from such registration is available thereunder, and (z) the Buyer has notified the Company of the proposed transfer and has furnished the Company with an opinion of counsel in a form reasonably satisfactory to the Company that such transfer will not require registration of such Purchased Interests under the Securities Act. The Buyer understands that the Company is not obligated, and does not intend, to register any such Purchased Interests either under the Securities Act or any state securities laws. The Buyer authorizes the Company to issue stop transfer instructions to its transfer agent, or, so long as the Company may act as its own transfer agent, to make a stop transfer notation in its appropriate records, in order to ensure the Buyer’s compliance with this provision.

(e)Buyer is a sophisticated investor with sufficient knowledge, sophistication and experience in business, including transactions involving private investments, to properly evaluate the risks and merits of its purchase of the Purchased Interests. Buyer has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Purchased Interests (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Buyer, (iii) if applicable, do not and will not violate or constitute a default under Buyer’s charter, bylaws or other constituent document, or under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (iv) are a fit, proper and suitable investment for Buyer, notwithstanding the substantial risks inherent in investing in or holding the Purchased Interests.

(f)Buyer did not learn of the investment in the Purchased Interests as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which Buyer was invited by any of the foregoing means of communications.

4.6Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to (a) make payment of the Purchase Price, and (b) consummate the transactions contemplated by this Agreement.

4.7Acknowledgements.

(a)The Buyer acknowledges (for itself and on behalf of its Affiliates) that: (i) it and its representatives have had an opportunity to meet with representatives of the Company Entities to discuss the businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) of the Company Entities; (ii) the Company and its Representatives have not made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for those representations and warranties expressly set forth in this Agreement, any certificate delivered pursuant hereto, or in any other Transaction Document; and (iii) the Buyer is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(b)In connection with the Buyer’s investigation of the Company Entities, the Buyer has received from or on behalf of the Company Entities certain future business plans and strategies. The Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such plans and (ii) the Buyer is familiar with such uncertainties and that, subject to the express representations and warranties of the Company Entities set forth herein, the Buyer has made its own evaluation and determination related to such plans. The Parties agree that no provision of this Agreement is intended to eliminate the Buyer’s remedies with respect to any actual and intentional fraud, willful misconduct or criminal acts of the Company.

ARTICLE V – COVENANTS OF THE PARTIES PRIOR TO CLOSING

5.1Access. From and after the Prior Agreement Date until the Closing or the earlier termination of this Agreement (the “Interim Period”), the Company Entities shall (a) provide the Buyer and its Representatives reasonable access to books, records, properties and persons (including Representatives) of the Company Entities; provided, however, that such access shall be subject to prior reasonable approval by the Company and no such inspection shall take place and no employees or physicians associated with the Company Entities or the Businesses shall be contacted by the Buyer or any of its Affiliates or Representatives without first coordinating such inspection or contact in writing with the Company. Except as otherwise set forth in this Agreement, all disclosures of information shall be consistent with joint defense agreements and the Buyer shall, and shall cause its Representatives to, abide by the terms of the applicable Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.1. The Buyer and the Buyer’s Representatives right of access shall be exercised during normal business hours and in such a manner as not to interfere unreasonably with the operations of the Company Entities and to be in compliance with applicable Laws. Nothing herein shall require a Company Entity to furnish to the Buyer or provide the Buyer with access to information that legal counsel for a Company Entity reasonably concludes may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege.

5.2Operating Covenants. During the Interim Period, with the exception of subsection (h) below, which covenant shall continue until the Business Combination, in each case except with the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed) or as required by this Agreement, each Company Entity shall:

(a)not materially change its Businesses;

(b)maintain the facilities at which employees, representatives or agents of the Company Entities perform services on behalf of the Company Entities and all parts thereof in substantially the same operating condition in which such facilities are currently maintained, ordinary wear and tear excepted;

(c)perform its obligations relating to or affecting the Company Entities in all material respects, including paying in the ordinary course of business consistent with past practice

(and in any event before delinquency) all bills and invoices for Taxes, labor, services, materials, repair, maintenance or leasing of real property as well as other debts and liabilities in the ordinary course of business consistent with past practice;

(d)keep in full force and effect current insurance policies, self-funded plans or trusts or other comparable insurance relating to or affecting the Company Entities;

(e)use its commercially reasonable efforts to: (i) comply in all material respects with any Laws applicable to the Company Entities, (ii) keep in force all Permits necessary to the operation of the Businesses, (iii) maintain and preserve its business organizations intact and retain the current employees of the Company Entities (excluding terminations of employment in the ordinary course), and (iv) maintain its relationships with physicians, suppliers, customers and others having business relations with the Company Entities;

(f)not: (i) enter into, amend, renew (other than by automatic renewal per the terms of the applicable Contract or in the ordinary course of business in accordance with past practices of the Businesses) or modify any Contract that would (if entered into, amended, renewed or modified prior to the Prior Agreement Date) constitute a Material Contract; (ii) violate, terminate, renew (other than by automatic renewal per the terms of the applicable Contract in the ordinary course of business or in accordance with past practices of the Businesses), amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, renew (other than by automatic renewal per the terms of the applicable Contract or in the ordinary course of business in accordance with past practices of the Businesses), modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, violated, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect any Company Entity in any material respect, (B) impair the ability of any of the Company Entities to perform their respective obligations under this Agreement or carry out the Businesses in the ordinary course of business in accordance with past practices of the Businesses, or (C) prevent or materially delay or impair the consummation of transactions contemplated hereby;

(g)not assign, transfer, license, abandon, fail to maintain, or permit to lapse any Company IP other than: (i) except for non-exclusive licenses in connection with the provision of that Company Entity’s products and the services in the ordinary course of business, or (ii) filing continuations for existing patent applications or completing or renewing registrations of existing Company Registered IP in the ordinary course of business; and

(h)perform its obligations under the Business Combination Agreement in all respects and use commercially best efforts to proceed in good faith towards completion of the transaction contemplated therein, with such modifications as may be necessary to contemplate the issuance of the Purchased Interests to the Buyer and the terms and conditions of this Agreement and the Company LLCA, including, together with the SPAC, to (i) satisfy (or waive, as applicable) the conditions to closing in Sections 9.01 and 9.03 of the Business Combination Agreement, (ii) satisfy the conditions to closing in Section 9.02 of the Business Combination Agreement, and (iii) cause the SPAC to exercise all Extension Options (as defined in the amended and restated certificate of incorporation of the SPAC, as amended) if necessary to consummate the Business Combination.

5.3No-Shop Clause. From and after the Prior Agreement Date, until the later of (i) the Closing and (ii) the first to occur of (a) the closing of the transactions contemplated by the Business Combination Agreement and (b) termination of the Business Combination Agreement, unless this Agreement is earlier terminated as provided herein, the Company shall not (and shall cause the Company Entities, their directly controlled Subsidiaries and each of their respective officers, directors, employees, agents, attorneys, investment bankers and other representatives not to), directly or indirectly, without the prior written consent of the Buyer: (a) offer for sale all or substantially all of the assets of any Company Entity or any ownership interest in any Company Entity, (b) solicit offers to buy all or substantially all of the assets of any Company Entity or any ownership interest in any Company Entity, (c) hold discussions with any Person (other than the Buyer or any Affiliate of the Buyer) pertaining to such an offer or solicitation or pertaining to a merger or consolidation of any Company Entity, (d) enter into any agreement with any Person (other than the Buyer or any Affiliate of the Buyer) with respect to the sale or other disposition of all or substantially all of the assets of the Company Entities or any ownership interests in any Company Entity or with respect to any merger, consolidation, or similar transaction involving any Company Entity or (e) amend, modify, or waive any term of the Business Combination Agreement. Notwithstanding the foregoing, this Section 5.3 shall not be construed to prohibit the Company from engaging in the Business Combination (as defined in the Business Combination Agreement). Notwithstanding the foregoing, the restrictions set forth in this Section 5.3 shall terminate and be of no further force and effect upon any termination of this Agreement prior to Closing pursuant to Section 8.1.

5.4Third Party Consents.

(a)Subject to Section 5.4(b), during the Interim Period, the Company shall, and shall cause the Company Entities to, use good faith, commercially reasonable efforts to (and the Buyer will cooperate with the Company Entities with respect thereto) obtain all the Required Governmental Approvals (as defined below) and the Required Consents (as defined below), in each case, executed by the applicable Governmental Authority or Authorities or third party or parties.

(b)The Buyer and the Company agree to cooperate and coordinate with respect to all regulatory matters, and will consider the views of the other in good faith. To the extent required by Law or regulations, the Company shall act as the applicant on any health care regulatory filings that are required in order for the Buyer to consummate the transactions contemplated by this Agreement. The Buyer and the Company agree that the Company shall devise and lead the strategy for all health care regulatory filings, and shall devise and lead all communications and strategy for communications and advocacy with all applicable Governmental Authorities, so long as the Company considers in good faith the views of the Buyer in connection with any such strategy, and such strategy does not violate the terms and conditions of this Agreement or any applicable Law. Subject to applicable law, the Buyer and the Company shall keep the other reasonably appraised of the status of the matters relating to the completion of the transactions contemplated by this Agreement, including by:

(i)promptly notifying the other Party of any material communication to that Party from any Governmental Authority with respect to the transactions and, subject to applicable Law, permit the other Party to review in advance any proposed communication to any such Governmental Authority and consider for inclusion in good faith the other Party’s reasonable comments;

(ii)not agreeing to participate in any substantive meeting with any such Governmental Authority in respect of any filing, investigation or inquiry concerning the transaction unless, to the extent permitted by such Governmental Authority, it consults with the other party in advance and gives the other party the opportunity to attend and participate; and

(iii)furnishing the other Party with advance copies of all substantive correspondence and filings (or, if not in writing, summaries thereof) between it and any such Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)The Company and the Buyer shall provide to each other as promptly as is reasonably practicable any and all information, statistics and data as may be reasonably requested by the other in order for the conduct of the regulatory processes and (if applicable) legal actions described in this Section 5.4(c) to be consummated as promptly as is practicable and in a manner that enables and permits the consummation of the transactions in accordance with the terms of this Agreement.

(d)The Parties shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire, in any manner, any assets or any Person, if the entry into a definitive agreement related to such acquisition or the consummation of such acquisition would reasonably be expected to: (i) impose any delay in obtaining, or increase the risk of not obtaining, any Consent by a Governmental Authority required to consummate the transactions contemplated by this Agreement, (ii) increase the risk that any Governmental Authority commences any Action or enters any order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) delay or prevent the consummation of the transactions contemplated by this Agreement.

5.5Notice of Certain Events. During the Interim Period, each Party shall promptly notify the other Parties in writing of, and contemporaneously provide the other Parties with accurate and complete copies of any and all information and documents relating to, any event, transaction or circumstance that would reasonably be expected to cause any condition to the Closing set forth in Article VI or Article VII not to be satisfied. Any such notice should not be deemed to cure any breach of a representation, warranty or covenant for purposes of determining whether or not the conditions set forth in Article VI or Article VII have been satisfied.

5.6Certain Additional Covenants.

(a)Following the Prior Agreement Date and through the consummation of the Business Combination, none of the Company, the SPAC, or any successor or assign of the Company or SPAC, as the case may be, shall (i) execute, enter into, consent to or otherwise agree to any amendment or waiver, as applicable, of the Business Combination Agreement, the Transaction Agreements (as defined in the Business Combination Agreement) or the forms of Registration Rights Agreement, Certificate of Designations, or Amended Company LLCA, (ii)

approve the entry into or the terms of any PIPE Investment (as defined in the Business Combination Agreement) or other equity or equity-linked financing (other than the transactions contemplated under this Agreement), (iii) approve the filing with the SEC of any amendment to the Proxy Statement relating to any stockholder proposals that alter or otherwise relate to the terms of this Agreement, the Purchased Interests or the SPAC Preferred Stock, including pursuant to any additional soliciting materials under the Exchange Act, in each case without the prior written consent of the Buyer, or (iv) approve or consent to any amendments to the Company LLCA or the SPAC’s certificate of incorporation or bylaws (including the forms of post-Business Combination certificate of incorporation or bylaws) that would impact or frustrate the terms of the Purchased Interests, the Certificate of Designation or the SPAC Preferred Stock.  Neither the Company nor the SPAC shall approve or consent to the mailing of the Proxy Statement to the SPAC’s stockholders relating to approval of the transactions contemplated under the Business Combination Agreement unless and until the covenants and agreements set forth above have been satisfied.

(b)Following the Prior Agreement Date and through the consummation of the Business Combination, the Company shall not (and shall not permit any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries to) take any action that would cause the Company to become a Sanctioned Person. The Company and its subsidiaries shall not engage in any transaction, act or practice that violates any Sanctions or other applicable economic sanctions laws or regulations. The Company and its subsidiaries shall, within 90 days of the Prior Agreement Date, implement and thereafter maintain policies and procedures reasonably designed to comply with Sanctions and other applicable economic sanctions laws and regulations.

(c)Each of the Company, the SPAC, and the Buyer, and any successor or assign, hereby agrees (i) to execute and deliver the Amended Business Combination Agreement, including as exhibits the forms of Amended Company LLCA, Certificate of Designations, and Registration Rights Agreement, on or before the filing by the SPAC of the first amended registration statement on Form S-4/A, and (ii) that any amendment to the form of Amended Business Combination Agreement prior to its execution shall be made only with the express written consent of each of the Company, the SPAC, and the Buyer.

(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement indefinitely and shall be binding on the Company and all successors and assigns of the Company (including any Corporate Vehicle, as defined in the Company LLCA) and the SPAC and all successors and assigns of the SPAC (up to any final termination date of the Business Combination Agreement).

5.7Tax Matters.

(a)For U.S. federal and applicable state and local income Tax purposes, the Buyer’s acquisition of the Purchased Interests is intended to be treated (i) to the extent of the Preferred Payment, as a “disguised sale” under the principles of Section 707 of the Code (i.e., as if a portion of Class A Units and Class A-1 Units (as defined in the Company LLCA) had been recapitalized into Class C Convertible Preferred Units of equal value and the Buyer purchased such Purchased Interests directly from the Class A Members and the Class A-1 Members (each as defined in the Company LLCA) in exchange for their shares of the Preferred Payment pursuant to

Sections 741, 751, and 1001 of the Code) and (ii) with respect to the remaining Purchased Interests acquired by the Buyer, as if the Company newly issued such Purchased Interests to the Buyer in exchange for the Buyer’s contribution of the portion of the Purchase Price in excess of the aggregate Preferred Payment to the Company pursuant to Section 721(a) of the Code. In connection with the acquisition, of the portion of the Purchased Interests described in clause (i), the Company shall prepare and deliver to the Buyer a schedule showing an allocation of the portion of the Purchase Price equal to the aggregate Preferred Payment (and any other amounts properly treated as consideration for applicable Tax purposes) among the assets of the Company in accordance with Sections 743(b), 755, and 1060 of the Code, which allocation shall be subject to the written consent of the Buyer (not to be unreasonably withheld, conditioned, or delayed). In connection with the acquisition of the portion of the Purchased Interests described in clause (ii), the Company shall increase or decrease the capital accounts of its members to reflect a revaluation of partnership property in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). The Company shall consult the Buyer in good faith with respect to any such adjustments and the adoption of any “allocation method” within the meaning of Treasury Regulations Section 1.704-3 with respect any “reverse Section 704(c) allocations” within the meaning of Treasury Regulations Section 1.704-3(a)(6)(i) resulting from such revaluation event. For the taxable year of the Company that includes such acquisition, (x) the Company shall use the “interim closing method” and the “monthly convention” under Section 706 of the Code and the Treasury Regulations promulgated thereunder for purposes of making allocations to its members, and (y) each Company Entity that is a partnership for U.S. federal income Tax purposes shall make or otherwise have in effect a valid election under Section 754 of the Code (and any similar election under applicable state or local Law), in each case unless the Buyer otherwise consents in writing that makes specific reference to this Section 5.7(a).

(b)The Parties shall prepare and file all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the intended Tax treatment and elections set forth in Section 5.7(a), unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of applicable state or local Tax Law).

(c)All transfer, documentary, sales, use, stamp, registration, value added and similar taxes and fees (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by the Company. Any party required under applicable law to file any Tax Return or other document with respect to such Transfer Taxes shall file such tax return (and the other parties shall cooperate with respect thereto as necessary, and the Company shall reimburse any other party filing such tax return pursuant to this Section 5.7(c) for such Transfer Taxes).

(d)The Company hereby agrees that in the event of any Tax audit, investigation or other proceeding solely with respect to a taxable period (or portion thereof) ending on or before date of the Closing (a “Partnership Audit”), if such Partnership Audit results in a material “imputed underpayment” as such term is used in Section 6225 of the Code, the Company shall make any available “push out” election with respect to such Partnership Audit pursuant to Section 6226 of the Code.

(e)The Company shall provide the Buyer with copies of the IRS Form W-9 for each Unitholder (as defined in the Company LLCA) that receives any portion of the Preferred

Payment, as well as any other information reasonably requested by the Buyer to evidence that the Company has complied with its withholding obligations under Sections 1445 and 1446 of the Code with respect to such Unitholders.

ARTICLE VI – CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

Notwithstanding anything herein to the contrary, the obligations of the Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by the Buyer on or prior to the Closing:

6.1Representations and Warranties; Covenants.

(a)The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects  as of the Prior Agreement Date, the Effective Date and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, as of such specified date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Change (without giving duplicative effect to any limitation or qualification as to “materiality” set forth herein).

(b)The Fundamental Representations shall be true and correct in all material respects (without giving duplicative effect to any limitation or qualification as to “materiality” set forth herein) as of the Prior Agreement Date, the Effective Date and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, as of such specified date.

(c)All of the covenants in this Agreement to be complied with or performed by the Company on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects (without giving duplicative effect to any duplicative limitation or qualification as to “materiality” set forth therein).

6.2Required Approvals.

(a)The Company shall have obtained from applicable Governmental Authorities the Consents set forth on Schedule 6.2(a) to effect the transactions set forth in this Agreement and to enable operation of the Businesses (the “Required Governmental Approvals”);

(b)The Company shall have obtained the third-party Consents and approvals listed on Schedule 6.2(b) (collectively, the “Required Consents”); and

(c)The Company and the SPAC shall have obtained consent of (i) the board of directors or equivalent governing body of the Company, (ii) all necessary equityholders of the Company and (iii) the board of directors or equivalent governing body of the SPAC, in each case authorizing and approving the execution and delivery of the Company LLCA and the Amended Business Combination Agreement (including the forms of Certificate of Designation, Amended Company LLCA, and Registration Rights Agreement).

6.3Actions and Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any other Transaction Document. On the Closing Date, there shall not be any pending or threatened Action (a) seeking to restrain or prohibit the Buyer’s ownership, use or operation of any material portion of the Company Entities or the Businesses, or to compel the Buyer or the Parties to dispose of or hold separate any material portion of the assets comprising the Company Entities or the Businesses, (b) enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby, which Action, in the reasonable opinion of the Buyer, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of the Buyer to perform its obligations under this Agreement, or (c) seeking to restrain or prohibit or make materially more costly for the Buyer and its Affiliates the consummation of the transactions contemplated by this Agreement.

6.4Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement that is continuing.

6.5Closing Deliveries. The Company shall have executed and delivered, or caused to have been executed and delivered, or otherwise delivered, to the Buyer the documents and items described in Section 2.3.

ARTICLE VII – CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

Notwithstanding anything herein to the contrary, the obligations of the Company to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by the Company on or prior to the Closing:

7.1Representations and Warranties; Covenants.

(a)The representations and warranties of the Buyer contained in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all respects (without giving effect to any duplicative limitation or qualification as to “materiality” set forth therein), as of the Prior Agreement Date, the Effective Date and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, as of such specified date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to timely consummate the transactions contemplated hereby.

(b)The Buyer Fundamental Representations shall be true and correct in all material respects (without giving duplicative effect to any limitation or qualification as to “materiality” set forth herein), as of the Prior Agreement Date, the Effective Date and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, as of such specified date.

(c)All of the covenants in this Agreement to be complied with or performed by the Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects (without giving effect to any duplicative limitation or qualification as to “materiality” set forth therein).

7.2Actions and Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement. On the Closing Date, there shall not be pending or threatened any Action (a) seeking to restrain or prohibit the Buyer’s ownership, use or operation of any material portion of the Company Entities or the Businesses, or to compel any of the Parties to dispose of or hold separate any material portion of the assets comprising the Company Entities or the Businesses, (b) enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby, which Action, in the reasonable opinion of the Company, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of the Company or the Buyer to perform their obligations under this Agreement, or (c) seeking to restrain or prohibit or make materially more costly for the Company to consummate the transactions contemplated by this Agreement.

7.3Adverse Change. The Buyer shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated as bankrupt or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law.

7.4Closing Deliveries. The Buyer shall have executed and delivered, or caused to have been executed and delivered, to the Company the documents and items described in Section 2.4.

ARTICLE VIII – TERMINATION

8.1Termination Prior to Closing.

(a)Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)by the mutual written consent of the Buyer and the Company; or

(ii)by the Buyer, if the Closing shall not have occurred on or prior to October 5, 2023 (the “Termination Date”); provided that, if the Company is actively working in good faith towards the consummation of the transactions contemplated by this Agreement, the Buyer will consider, in good faith, an extension of the Termination Date and may extend the Termination Date in fifteen (15)-day increments; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the conditions contained in Article VI or Article VII (as the case may be) to be satisfied on or prior to the Termination Date.

The Party seeking to terminate this Agreement pursuant to this Section 8.1(a) (other than Section 8.1(a)(i)) shall give prompt written notice of such termination to the other Parties.

ARTICLE IX – INDEMNIFICATION

9.1Indemnification by the Buyer. Subject to the terms and conditions of this Agreement, from and after the Closing, the Buyer shall defend, indemnify and hold harmless the Company (and its respective Affiliates, and its respective officers, directors, employees, counsel, agents, successors and assigns) (collectively, the “Company Indemnified Parties”) from and against any and all actual losses, damages, liabilities, obligations, fees, fines, amounts paid in settlement, demands, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a)any breach of representation or warranty by the Buyer under this Agreement;

(b)any breach by the Buyer of, or any failure by the Buyer to perform, any covenant or agreement of, or required to be performed by, the Buyer under this Agreement; or

(c)any actual and intentional fraud, willful misconduct or criminal acts of the Buyer.

9.2Indemnification by the Company. Subject to the terms and conditions of this Agreement, from and after the Closing, the Company shall defend, indemnify and hold harmless the Buyer (and its respective Affiliates, and its respective officers, directors, employees, counsel, agents, successors and assigns) (collectively, the “Buyer Indemnified Parties” and collectively with the Company Indemnified Parties, the “Indemnified Parties”) from and against any and all actual Losses to the extent arising out of or resulting from:

(a)any breach of representation or warranty by the Company under this Agreement;

(b)any breach by the Company of, or any failure by the Company to perform, any covenant or agreement of, or required to be performed by, the Company under this Agreement; or

(c)any actual and intentional fraud, willful misconduct or criminal acts of the Company.

9.3Third Party Claims. An Indemnified Party seeking indemnity as set forth in this Article IX as a result of a claim or liability that is asserted in writing by a third party against the Company Indemnified Party (a “Third Party Claim”) shall notify the Person against whom the indemnity is sought (the “Indemnifying Party”) in writing of the Third Party Claim within thirty (30) business days after receipt of such written assertion of a claim or liability describing in reasonable detail to the extent such information is known at the time (a) the facts giving rise to any claim for indemnification hereunder, (b) the amount or method of computation of the amount of such claim, (c) each individual item of Loss included in the amount so stated, to the extent known, and (d) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure; provided, however, that the Indemnifying Party shall in no event be liable in respect of any Loss, claim or liability from and after the expiration of six (6) months after the date the Indemnified Party receives written assertion of such Loss, claim or liability, unless the Claim Information in respect of such Loss, claim or liability has been provided to the Indemnifying Party pursuant to this Section 9.3. The Indemnifying Party shall have the right to defend any such Third Party Claim and control the defense of such Third Party Claim; provided, however, that the Indemnified Party shall have the right to reasonably approve counsel selected by the Indemnifying Party, and if the Indemnifying Party, within ten (10) business days after notice of such Third Party Claim, fails to take appropriate steps to defend such Third Party Claim or the Third Party Claim relates to Taxes, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to control the defense of such Third Party Claim on behalf of and for the account and at the risk and expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise, or offer to settle or compromise, any Third Party Claim if the terms of such settlement do not contain a complete release of the Indemnified Party(ies) in connection with such Third Party Claim or (i) would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) would result in a finding or admission of wrongdoing or violation of Law by the Indemnified Party, (iii) would result in any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, or (iv) has a material adverse effect on any ongoing business of the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.4Direct Claims. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Article IX, the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) business days after becoming aware of such breach or claim, with such notice containing the Claim Information, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not established that it has been materially prejudiced by the failure to receive timely notice.

9.5Scope of Liability. Except in the case of matters relating to fraud, willful misconduct, gross negligence, or criminal acts or equitable relief (including the enforcement of any covenant requiring performance following the Closing), from and after the Closing, the sole and exclusive remedy of any Indemnified Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby is set forth in this Article IX.

ARTICLE X – GENERAL PROVISIONS

10.1Additional Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such additional further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition and without limiting the generality of the preceding sentence, from time to time after the Closing Date, the Buyer and the Company shall each execute and deliver, or cause to be executed and delivered, such other reasonable instruments of conveyance and transfer, and take such other reasonable actions as any Party may reasonably request, to more effectively convey and transfer full right, title and interest to, vest in, and place the Buyer in legal and actual possession of the Purchased Interests, including, in the case of the Company, executing and delivering to the Buyer such assignments, deeds, bills of sale, consents and other instruments as the Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

10.2Choice of Law; Venue. All Actions (in contract or tort) arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby, any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations), without regard to conflicts of law principles. The venue of all disputes, claims, and lawsuits arising hereunder shall lie in the state and federal courts located in the State of Delaware. Each Party hereby waives, and agrees not to assert, any defense in any Action arising out of or relating to this Agreement or the transactions contemplated hereby that such Party is not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that such Party’s property is exempt or immune from execution or that such Action is brought in an inconvenient forum or that the venue of such Action is improper.

10.3Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.4Benefit, Assignment and Third Party Beneficiaries. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns; provided, however, that the Company may not assign this Agreement without the prior written consent of the Buyer; provided, further, that, other than in connection with a distribution of the Purchased Interests (or any securities issued or issuable on conversion or exchange thereof) to Buyer’s equity holders, the Buyer may not assign this Agreement without the prior written consent of the Company. This Agreement is intended solely for the benefit of the Parties and is not intended to, and shall not, create any enforceable third party beneficiary rights. Nothing in this Section 10.4 shall relieve Buyer of its obligations hereunder, including without limitation its obligation to consummate the transactions contemplated hereby, pay all amounts due hereunder (including the Purchase Price, and all amounts due under the Transaction Documents) and satisfy its indemnification obligations hereunder.

10.5Cost of Transaction. The Company, at the direction of the Buyer, will pay those reasonable transaction expenses, including legal fees, advisory fees, and debt fees incurred by the Buyer in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, in an amount not to exceed $1,000,000, with such expenses to be paid as follows: (a) $500,000 at the Closing and (b) $500,000 at the later of the closing of the Business Combination or December 31, 2023.

10.6Confidentiality. The Parties understand, acknowledge and agree that the applicable Confidentiality Agreement remains in full force and effect, and in addition, covenant and agree to keep confidential, in accordance with the provisions of the applicable Confidentiality Agreement and this Agreement, information provided pursuant to this Agreement. In addition to the foregoing, it is understood and acknowledged by the Parties that the information, documents and instruments delivered to each Party by the other Parties or agents thereof in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof are of a confidential and proprietary nature. Both prior to and following the Prior Agreement Date, the Parties shall, and shall cause their Representatives and Affiliates to, maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other Parties or Affiliates or agents thereof and shall not disclose such confidential information, documents and instruments to any third parties other than its Representatives assisting in the transactions contemplated herein or as may be required by applicable Laws and, for a period of three (3) years immediately following the Closing Date, shall only use such information for purposes of the transactions contemplated hereby. Notwithstanding the foregoing sentence, Buyer or any of its members, limited partners, direct or indirect investors, or Affiliates may disclose any such confidential information on a confidential basis to members, limited partners, direct or indirect investors or prospective members, limited partners or direct or indirect investors of Buyer or such member, limited partner, direct or indirect investor or Affiliate, subject to such Persons having an obligation, or having agreed, to maintain the confidentiality of such confidential information. If the transactions contemplated hereby are not consummated, each Party shall return or destroy all such confidential information, documents and instruments and all copies thereof in its possession to the Party providing them upon the written request of the other Party. The terms and conditions of this Agreement and all other Transaction Documents shall remain confidential, and the Parties shall not disclose the Transaction Documents, or any part thereof, to any third party other than its Representatives assisting in the transactions contemplated herein or as may be required by applicable Laws. Notwithstanding the forgoing, the Party to whom such confidential information is disclosed (the “Receiving Party”) shall not have any obligations under this Agreement with respect to a specific portion of such confidential information if such Receiving Party can demonstrate with competent evidence that such portion of Confidential Information: (a) was in the public domain at the time it was disclosed to the Receiving Party; (b) entered the public domain subsequent to the time it was disclosed to the Receiving Party, through no fault of the Receiving Party; (c) was in the Receiving Party’s possession free of any obligation of confidence at the time it was disclosed to the Receiving Party; (d) was rightfully communicated to the Receiving Party free of any obligation of confidence subsequent to the time it was disclosed to the Receiving Party; or (e) was developed by employees or agents of the Receiving Party who had no access to any such confidential information. Any breach of this Section 10.6 or of the applicable Confidentiality Agreement by a Party would result in irreparable harm to the other Parties and therefore the Parties shall be entitled to seek an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond in addition to other legal and equitable remedies. In the event of any inconsistency or conflict between this Section 10.6 and the applicable Confidentiality Agreement, this Section 10.6 shall prevail to the extent of the inconsistency or conflict.

10.7Public Announcements. No Party shall release, publish or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the other Parties, except for information and filings (a) reasonably necessary to be directed to Governmental Authorities to fully and lawfully effect the transactions herein contemplated or (b) required under Law or the rules of any stock exchange applicable to a Party or its Affiliates, in which case, the Party issuing such information or announcement shall provide written notice and a copy of such required information disclosure or announcement to the other Parties not less than two (2) business days prior to the date of such disclosure or announcement. Nothing in this Section 10.7 shall prevent the Buyer from disclosing the transactions herein contemplated to the limited partners or potential limited partners of the Buyer or their Affiliates.

10.8Waiver of Breach. Except as may be provided to the contrary elsewhere herein, no delay or omission by any Party to exercise any right or power under this Agreement or pursuant to Law shall impair such right or power or be construed as a waiver thereof. The waiver by any Party of any representation, warranty, covenant or condition, breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

10.9Notice. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered with signed receipt, when delivered by electronic mail with electronic confirmation of delivery (unless not delivered on a business day or delivered after 5:00 p.m. Eastern Time on a business day, in which case such delivery shall be deemed effective on the next succeeding business day), when delivered by overnight courier with signed receipt, or when delivered by registered United States mail, with postage prepaid and return receipt requested, addressed to the addresses below or to such other address as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

Buyer:	c/o AEA Growth Management LP

520 Madison Avenue 40th Floor

New York, NY 10022

Attention: General Counsel

Email: compliance@aeainvestors.com

With copies (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Seth Gottlieb & Sepideh Mousakhani

Email: sgottlieb@cooley.com; smousakhani@cooley.com

Company:	American Oncology Network, LLC 14543 Global Pkwy STE 110 Fort Myers, FL 33913 Attention: Erica Mallon, Senior Corporate Counsel E-mail: erica.mallon@aoncology.com

With copies (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz & Brian Lee

Email: ilan.katz@dentons.com; brian.lee@dentons.com

10.10Severability. In the event any provision (or portion thereof) of this Agreement, or the application of any such provision (or portion thereof) to any Person or circumstance, is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

10.11Interpretation. In the interpretation of this Agreement, except where the context otherwise requires, (a) “including” or “include” does not denote or imply any limitation, (b) “or” has the inclusive meaning “and/or,” (c) “and/or” means “or” and is used for emphasis only, (d) “$” refers to United States dollars, (e) the singular includes the plural, and vice versa, and each gender includes each other gender, (f) the table of contents, captions and headings are only for reference and shall not affect in any way the meaning or interpretation of this Agreement, (g) “Section” refers to a section of this Agreement, unless otherwise stated in this Agreement, (h) “Exhibit” refers to an exhibit to this Agreement (which is incorporated herein by reference), unless otherwise stated in this Agreement, (i) “Schedule” refers to a schedule to this Agreement and incorporates any attachments thereto (which are incorporated herein by reference), unless otherwise stated in this Agreement, (j) all references to times are times in Eastern Time, (k) “day” refers to a calendar day unless expressly identified as a “business day,” which means any day that is not a Saturday, Sunday, or official federal holiday in the United States, (l) any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein, (m) any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, (n) references to a Person are also to its permitted successors and assigns and (o) the terms “hereof”, “hereunder” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement.

10.12Entire Agreement, Amendments and Counterparts. This Agreement and the other Transaction Documents supersede all previous Contracts, statements, representations, warranties, covenants, agreements or prior written material between the Parties regarding the subject matter hereof and thereof and constitute the entire agreement existing between or among the Parties respecting the subject matter hereof and thereof, and no Party shall be entitled to benefits other than those specified herein and therein. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. As between or among the Parties, no oral statements, representations, warranties, covenants, agreements or prior written material not specifically incorporated herein shall be of any force and effect, and neither Party is relying on any such oral statements, representations, warranties, covenants, agreements or prior written material. All prior statements, representations, warranties, covenants, agreements or material, whether written or oral, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties. This Agreement may be executed in counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures received via facsimile or other electronic transmission shall be accepted as originals. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered, or caused to be delivered, by each Party. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party.

10.13Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

10.14Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equity holder of any Party or any officer, director, employee, investor or other Representative of any Party.

10.15Disclosure Generally. The fact that any item of information is disclosed in any Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Change” or other similar terms in this Agreement.

10.16Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Class C Convertible Preferred Unit Purchase Agreement to be executed by their authorized officers as of the Effective Date.

BUYER:

GEF AON Holdings Corp.

By:	/s/ James Stith
Name:	James Stith
Title:	Vice President

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Class C Convertible Preferred Unit Purchase Agreement to be executed by their authorized officers as of the Effective Date.

COMPANY:

American Oncology Network, LLC

By:	/s/ Todd Schonherz
Name:	Todd Schonherz
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Class C Convertible Preferred Unit Purchase Agreement to be executed by their authorized officers as of the Effective Date.

SPAC:

Digital Transformation Opportunities Corp.

By:	/s/ Kevin Nazemi
Name:	Kevin Nazemi
Title:	Chief Executive Officer